Form 10KSB, Exhibit 13
period 2004-12-31
EXCHANGE BANCSHARES INC
filed 2005-03-31
CIK 720912

Exhibit 13

EXCHANGE BANCSHARES, INC.

2004 ANNUAL REPORT

TO SHAREHOLDERS

EXCHANGE BANCSHARES, INC. – MISSION STATEMENT

Our mission is:

To maximize shareholder value and to provide a fair rate of return on shareholder investment compared to industry average;

To be responsive to customer needs, a partner in helping consumers and businesses in our market area achieve their financial goals;

To provide staff members with a positive environment in which to contribute corporate success and attain career objectives.

THE EXCHANGE BANK – MISSION STATEMENT

Our mission is to be the financial cornerstone of the communities we serve.

The Exchange Bank exists to provide superior banking services to our customers and provide its shareholders with a fair return on their investment.

To achieve our mission we will:

Remain a caring institution, listening to our customers and the communities we serve;

Set high standards for employees by providing training, guidance and sense of pride, knowing that only through employee teamwork can our mission be accomplished;

Provide a superior level of internal service and support to one another;

Represent the Bank with the utmost pride, professionalism, and high standards of ethical behavior.

We believe a commitment to high employee performance and a focus on the quality of customer service are essential to our success and that building a great financial organization is an ongoing process.

EXCHANGE BANCSHARES, INC.

TABLE OF CONTENTS

Chairman’s and President’s Letter

Five Year Summary of Selected Financial Data

  2

Management’s Discussion and Analysis

  4

Report of Independent Registered Public Accounting Firm

15

Consolidated Financial Statements

16

Summary of Significant Accounting Policies

20

Notes to the Consolidated Financial Statements

24

Corporate Information

37

Dear Shareholders:

Thanks for your continued support of Exchange Bancshares, Inc.  2004 was a difficult year in terms of earnings and operational efficiencies.  The Board of Directors and the management team are working to improve these areas.

The Company had a loss of $368 thousand in 2004, compared to a profit of $301 thousand in 2003.  The major contributing factors to the loss were the $292 thousand increase in provision for loan losses, reflecting the increase in net loan charge-offs of $509 thousand in 2004, and the $364 thousand decrease in net interest income.  However, a positive message is that our non-performing loans dropped from $2 million in 2003, to $934 thousand in 2004.  Our assets decreased by 11% this past year, ending the year with $91 million in assets, as compared to $102 million in 2003.

Continual improvement of asset quality is a high priority for the Company.  We adopted a new loan policy this past year, which includes improved underwriting guidelines to enhance our overall credit quality.  We added a credit analyst to provide greater oversight in our underwriting process.  As many of you know, bankruptcies are still on the rise, which is a reason for our ongoing, concentrated collection efforts.  We made significant progress in the area of asset quality in 2004, but it is an ongoing process.  Management is working to improve earnings through loan growth and interest income, while maintaining credit quality.

Our operating efficiencies continue to challenge us.  Management is diligently reviewing all areas of operations in an effort to control costs.  Our total non-interest expense was up less than 1% over 2003, while total interest expense was down 29% from 2003.  Although these areas show improvement, we still face challenges in generating net interest income, while controlling expenses.

With our 100th anniversary looming in the future (2006), our Board of Directors and employees appreciate the support and loyalty of our shareholders, customers, and the communities that we serve.

Sincerely,

/s/  Marion Layman

/s/  Victor J. Proffitt

Marion Layman

Victor J. Proffitt

Chairman

President & CEO

Five-Year Summary of Selected Financial Data
Dollars in thousands, except per share data

Years Ended December 31,	2004	2003	2002	2001	2000
Statements of Income
Interest income	$4,950	$5,880	$7,035	$8,287	$8,261
Interest expense	1,399	1,965	2,872	4,075	3,878
Net interest income	3,551	3,915	4,163	4,212	4,383
Provision for loan losses	542	250	2,019	15	75
Net interest income, after provision for loan losses	3,009	3,665	2,144	4,197	4,308
Non-interest income	492	622	768	680	552
Non-interest expenses	4,065	4,045	4,587	4,016	3,864
Income (loss) before income taxes	(564)	242	(1,675)	861	996
Income tax provision (credit)	(196)	(59)	(585)	269	320
Net income (loss)	$(368)	$301	$(1,090)	$592	$676

Per Common Share
Net income (loss) – basic and diluted	$(0.63)	$0.51	$(1.86)	$1.01	$1.16
Cash dividends declared	-	0.25	0.25	0.50	0.49
Book value at year-end	14.70	15.68	15.72	17.85	17.01
Weighted average shares outstanding	586,644	586,644	586,644	585,553	583,870

Year End Balances
Assets	$91,044	$101,948	$110,688	$106,456	$103,155
Securities	22,944	23,081	17,652	14,815	15,435
Loans	62,274	68,555	72,512	81,182	79,279
Deposits	82,007	92,249	100,845	95,231	90,108
Borrowed funds	74	86	100	115	2,632
Shareholders' equity	8,623	9,198	9,222	10,452	9,933

Ratios
Return on average assets	(0.37)%	0.28%	(1.01)%	0.55%	0.67%
Return on average shareholders' equity	(4.16)%	3.24%	(10.51)%	5.93%	7.18%
Average shareholders' equity to average assets	8.97%	8.69%	9.60%	9.26%	9.27%
Dividend payout ratio	-	48.50%	-	49.49%	42.16%

Description of Business

Exchange Bancshares, Inc. (the “Company”) was incorporated in 1992 in the State of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Exchange Bank (the “Bank”).  The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Company is subject to regulation by the Board of Governors of the Federal Reserve System, which limits the activities in which the Company and the Bank may engage.  The Bank is supervised by the State of Ohio, Division of Financial Institutions.  The Bank is a member of the Federal Reserve System and is subject to its supervision.  The Bank is also a member of the Federal Deposit Insurance Corporation (the “FDIC”).  As such, the Bank is subject to periodic examination by the Division of Financial Institutions of the State of Ohio and the Federal Reserve Board.  The Company and the Bank must file with the U.S. Securities and Exchange Commission, the Federal Reserve Board and Ohio Division of Financial Institutions the prescribed periodic reports containing full and accurate statements of its affairs.

The Bank, an Ohio chartered bank organized in 1906, provides financial services through its five branches located in Luckey, Ohio, and nearby communities.  These communities are the source of substantially all deposit and loan activities.  The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities.  Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate.  Commercial loans are expected to be repaid from cash flow from operations of business.  Real estate loans are secured by both residential and commercial real estate.

Market for Common Equity and Related Stockholder Matters

At December 31, 2004, the Company had approximately 783 shareholders of record.  Sweney Cartwright & Co. and McDonald & Company, broker-dealers, make a limited over-the-counter market in shares of the Company’s Common Stock.  There are no plans to list the shares of the Common Stock on any stock exchange.  In 2004, Sweney Cartwright & Co. and McDonald & Company purchased and sold shares of stock of the Company at prices ranging from $16.00 to $18.75 per share.  The offer to purchase shares, in some instances, was conditional upon their ability to sell the shares at a predetermined price.  The following represents a summary of the quarterly high and low prices based on transactions reported to the Company.

March 31, 2004

June 30, 2004

September 30, 2004

December 31, 2004

High

$18.75

$18.35

$17.00

$17.00

Low

18.00

17.00

16.00

16.00

Dividend

0.00

0.00

0.00

0.00

March 31, 2003

June 30, 2003

September 30, 2003

December 31, 2003

High

$19.75

$18.75

$18.25

$19.75

Low

18.10

17.25

17.35

17.55

Dividend

0.00

0.20

0.00

0.05

Availability of Financial Information

The Company files unaudited quarterly financial reports under Form 10-QSB and annual financial reports under Form 10-KSB with the Securities and Exchange Commission (the “SEC”).  Copies of these reports are available by writing to:

Joseph R. Hirzel, Secretary

Exchange Bancshares, Inc.

237 Main Street, P.O. Box 177

Luckey, Ohio  43443-0177

Financial reports and other materials filed by the Company with the SEC may also be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained from the SEC by calling 1-800-SEC-0330.  The SEC also maintains an internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file reports electronically, as the Company does.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis represents a review of the Company’s consolidated financial condition and results of operations.  This review should be read in conjunction with the consolidated financial statements presented elsewhere in this report.

Forward-Looking Statements

When used in this Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any statements expressed with respect to future periods.

In additional to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties.  Economic circumstances, the operations of the Bank, and the Company’s actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in the economy and changes in interest rates in the nation and the Company’s primary market area.

Without limiting the generality of the foregoing, some of the forward-looking statements included herein are the statements under the following headings and regarding the following matters:

1.

Financial Condition.  Management’s statements regarding the amount and adequacy of the allowance for loan losses at December 31, 2004.

2.

Comparison of Results of Operations – “Provision and Allowance for Loan Losses”.  Management’s statements regarding the adequacy of the allowance for loan losses at December 31, 2004.

3.

Liquidity and Market Risk.  Management’s belief that liquidity and capital reserves are sufficient to meet its outstanding short-term and long-term needs.

The Company does not undertake, and specifically disclaims any obligations, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Condition

As of December 31, 2004, the Company had total assets of $91,044,000, $62,274,000 in loans, $82,007,000 in deposits, and $8,623,000 in shareholders’ equity.  Such amounts compare to total assets of $101,948,000, $68,555,000 in loans, $92,249,000 in deposits, and $9,198,000 in shareholders’ equity at December 31, 2003.

Loan Portfolio

Loans, as a component of earning assets, represent a significant portion of earning assets at December 31, 2004.  As presented in the “Consolidated Average Balance Sheets and Related Yields and Rates” table, included herein, average loans decreased 6.7% in 2004 to represent 69.9% of average interest-earning assets compared to 69.5% in 2003 and 79.0% in 2002.  Total loans decreased from $68,555,000 at December 31, 2003 to $62,274,000 at December 31, 2004.  This represents a decrease of $6,281,000, or 9.2%, from the previous year.  The decrease was due to decreases in nonresidential real estate loans of $2,745,000 or 12.8%, consumer loans of $2,209,000 or 22.7%, residential real estate loans of $1,675,000 or 5.1% and municipal loans of $570,000, offset by increases in construction loans of $423,000 or 32.8%, commercial and industrial loans of $277,000 and agricultural loans of $218,000.  The majority of the decrease was a result of the Bank initiating stricter underwriting standards, as well as payoffs of certain large commercial real estate loans, and an increase in charged-off loans due to bankruptcies and a more conservative approach in evaluating credit quality.

The following table provides a five-year summary of the loan portfolio (dollars in thousands).

December 31,	2004	2003	2002	2001	2000
Loans secured by real estate:
Construction	$1,714	$1,291	$2,258	$1,694	$833
Residential properties	31,083	32,758	27,687	32,994	37,854
Nonresidential properties, including farm land	18,632	21,377	26,704	28,141	24,157
Agricultural production	851	633	1,103	852	816
Commercial and industrial	2,115	1,838	2,582	3,596	2,544
Consumer	7,505	9,714	11,358	13,637	12,935
Municipal	374	944	820	268	140
Total	$62,274	$68,555	$72,512	$81,182	$79,279

Loans secured by real estate:
Construction	2.8%	1.9%	3.1%	2.1%	1.1%
Residential properties	49.9%	47.8%	38.2%	40.6%	47.7%
Nonresidential properties, including farm land	29.9%	31.2%	36.8%	34.7%	30.5%
Agricultural production	1.4%	0.9%	1.5%	1.1%	1.0%
Commercial and industrial	3.4%	2.7%	3.6%	4.4%	3.2%
Consumer	12.0%	14.1%	15.7%	16.8%	16.3%
Municipal	0.6%	1.4%	1.1%	0.3%	0.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

The following table shows the amount of commercial, agricultural and municipal loans, real estate nonresidential loans and real estate construction loans at December 31, 2004 (dollars in thousands).

	Within	1 - 5	After
December 31, 2004	1 Year	Years	5 Years	Total

Commercial, industrial, agricultural and municipal	$ 2,511	$ 782	$ 47	$ 3,340
Real estate nonresidential	9,435	7,494	1,703	18,632
Real estate construction	1,383	331	0	1,714
Total	$13,329	$8,607	$1,750	$23,686

Fixed	$ 3,249	$1,326	$1,630	$ 6,205
Variable	10,080	7,281	120	17,481
Total	$13,329	$8,607	$1,750	$23,686

Off-Balance Sheet Arrangements

In addition to the loans reported in the Loan Information table, there are certain off-balance sheet products such as loan commitments and letters of credit, which are offered under the same credit standards as the loan portfolio.  Generally accepted accounting principles require that these financial instruments be disclosed but not reflected in the accompanying consolidated financial statements.  Management closely monitors the financial condition of potential creditors throughout the terms of the instrument to assure that they maintain certain credit standards.  Refer to Note 8 of the Notes to Consolidated Financial Statements for additional information on off-balance sheet financial instruments.

Non-Performing Assets

Non-performing assets are defined as loans accounted for on a non-accrual basis, accruing loans that are contractually past due 90 days or more as to principal or interest payments, renegotiated troubled debt and other real estate owned obtained through loan foreclosure.

A loan is placed on non-accrual when payment terms have been seriously violated (principal and/or interest payments are past due 90 days or more, deterioration of the borrower’s ability to repay, or significant decrease in value of the underlying loan collateral) and stays on non-accrual until the loan is brought current as to principal and interest.  The classification of a loan or other asset as non-accruing does not indicate that loan principal and interest will not be collectible.  The Bank adheres to the policy of the Federal Reserve that banks may not accrue interest on any loan when the principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection.

A loan is considered restructured or renegotiated when either the rate is reduced below current market rates for that type of risk, principal or interest is forgiven, or the term is extended beyond that which the Bank would accept for loans with comparable risk.

Other real estate owned consists of real estate properties, generally acquired through foreclosure action or the borrower voluntarily deeding the property to the Bank.  Properties obtained from foreclosing on loans secured by real estate are recorded at the lower of cost or market value.  Other real estate owned amounted to $237,000 at December 31, 2003, with none at December 31, 2004.

Loans accounted for on a non-accrual basis at December 31, 2004, were $892,000 as compared to $627,000 at December 31, 2003.  Non-performing assets at December 31, 2004, totaled $934,000 as compared to $2,269,000 at December 31, 2003, a decrease of $1,335,000 or 58.8%.  The decrease is due to decreases of $991,000 in loans past due 90 days or more and still accruing, $372,000 in restructured loans and the sale of two properties from other real estate owned, offset by an increase of $265,000 in non-accrual loans.  Management is continuing to monitor these assets and strengthen the Bank’s position whenever possible.

The following table provides a five-year summary of non-performing assets (dollars in thousands).

December 31,	2004	2003	2002	2001	2000

Non-accrual loans	$892	$627	$1,351	$921	$357
Restructured loans	0	372	11	14	0
Loans past due 90 days or more and still accruing	42	1,033	753	787	195
Total non-performing loans	934	2,032	2,115	1,722	552
Other real estate owned	0	237	1,150	92	0
Total non-performing assets	$934	$2,269	$3,265	$1,814	$552

Ratios
Non-performing loans to total loans	1.50%	2.96%	2.92%	2.12%	0.70%
Non-performing assets to total loans
plus other real estate owned	1.50%	3.30%	4.43%	2.23%	0.70%

Provision and Allowance for Loan Losses

The allowance for loan losses was established and is maintained by periodic charges to the provision for loan losses, an operating expense, in order to provide for probable losses inherent in the Bank’s loan portfolio.  Loan losses and recoveries are charged or credited, respectively, to the allowance for loan losses as they occur.

To identify and manage the risks of lending, reviews of the loan portfolio are made on a continuous basis to identify problem loans.  Management has internal and external loan review procedures that provide for analysis of problem loans.  Other factors considered in the analysis of the loan portfolio include general economic conditions, credit quality trends and regulatory examination findings.  Internally identified “Watch Loans” are graded for asset quality by either the senior loan officer and/or the internal/external review staff.  The results of the grading process in conjunction with independent collateral evaluations are used by management and the Board of Directors in determining the adequacy of the allowance for loan losses account on a quarterly basis.  The entire allowance for loan losses is available to absorb any particular loan loss.

Management believes that the allowance for loan losses is adequate to cover potentially uncollectible loans at December 31, 2004.

The provision for loan losses for 2004 was $542,000 compared with $250,000 for 2003 and $2,019,000 for 2002.  The changes in the provision for loan losses were primarily due to changes in net charge-offs, the level of non-performing loans and changes in risk factors within the loan portfolio.  At December 31, 2004, the allowance for loan losses was $1,106,000 or 1.78% of total loans, and 118.4% of total non-performing loans, compared to the allowance for loan losses at December 31, 2003 of $1,395,000 or 2.03% of total loans and 68.7% of total non-performing loans.

The provision for loan losses was $250,000 for 2003, a decrease of $1,769,000 compared to $2,019,000 for the same period in 2002.  The large provision for loan losses in 2002 was primarily attributable to higher net charge-offs and the increase in non-performing loans.  The higher net charge-offs in 2002 were primarily due to a deterioration of credit quality in the loan portfolio, a related increase in bankruptcies declared by loan customers and one large commercial loan.

The following table provides a five-year summary of allowance for loan losses activity (dollars in thousands).

	2004	2003	2002	2001	2000

Balance at beginning of year	$1,395	$1,417	$844	$756	$1,008

Charge-offs:
Real estate	679	141	396	0	0
Commercial, industrial and agricultural	20	20	318	92	239
Consumer	173	213	647	116	49
Credit card	49	166	197	52	118
Total charge-offs	921	540	1,558	260	406

Recoveries:
Real estate	42	74	10	1	2
Commercial, industrial and agricultural	20	31	27	238	65
Consumer	58	145	70	79	11
Credit card	20	18	5	15	1
Total recoveries	140	268	112	333	79

Net charge-offs	781	272	1,446	(73)	327

Transfer to other liabilities	(50)	-	-	-	-
Provision for loan losses	542	250	2,019	15	75

Balance at end of year	$1,106	$1,395	$1,417	$844	$756

Allocation of Allowance for Loan Losses:
Real estate	$218	$337	$192	$52	$6
Commercial, industrial and agricultural	490	515	555	408	172
Consumer and credit card	272	349	200	135	104
Unallocated	126	194	470	249	474
Total	$1,106	$1,395	$1,417	$844	$756

Ratios
Net charge-offs to average loans	1.21%	0.39%	1.81%	(0.09)%	0.42%
Allowance for loan losses to total loans	1.78%	2.03%	1.95%	1.04%	0.95%
Allowance for loan losses to non-performing loans	118.42%	68.65%	67.00%	49.01%	136.96%

Investments

Securities are designated at the time of purchase as either held-to-maturity or available-for-sale.  Presently, all securities other than restricted stock are designated as available-for-sale and carried at fair value, with unrealized gains and losses, net of applicable taxes, on such securities recognized as other comprehensive income (loss).  Restricted stock is carried at cost and evaluated for impairment.  At December 31, 2004, securities, including restricted stock, totalled $22,944,000, a decrease of $137,000 or 0.6% from $23,081,000 at December 31, 2003.

The Bank utilizes an outside investment firm to analyze, evaluate and offer investment recommendations to management based on such criteria as security ratings, yields and terms.  All securities must pass a stress test at the time of purchase estimating how the security would perform in various interest rate environments.  Funds allocated to the securities portfolio are constantly monitored by management to ensure that a proper ratio of liquidity and earnings is maintained.

At December 31, 2004, federal funds sold were $598,000 a decrease of $3,743,000 or 86.2% from $4,341,000 at December 31, 2003.  The decrease in federal funds sold is due to the outflow of deposits.  Management maintains federal funds sold balances consistently at levels that will cover the short-term liquidity needs of the Bank.

The following table shows the contractual maturities and weighted average yields of the Company’s available-for-sale securities as of December 31, 2004 (dollars in thousands).

	Amortized Cost
	Within 1 Year		1 - 5 Years		5 - 10 Years		Total		Total
December 31, 2004	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Fair Value

U.S. Treasury	$1,515	3.22%	-	-	-	-	$1,515	3.22%	$1,522
Federal Agency	2,283	2.11%	15,410	2.77%	-	-	17,693	2.68%	17,545
Mortgage-Backed	-	-	375	3.20%	-	-	375	3.20%	373
Corporate Debt	1,497	2.07%	1,329	3.65%	-	-	2,826	2.80%	2,818
Total	$5,295	2.42%	$17,114	2.85%	-	-	$22,409	2.74%	$22,258

Deposits

At December 31, 2004, deposits were $82,007,000, a decrease of $10,242,000 or 11.1% from $92,249,000 at December 31, 2003.  The decrease was primarily due to a decrease of $9,084,000 in certificates of deposit.  The decrease in certificates of deposit was due to higher rate interest-bearing certificates maturing and the funds transferring to other institutions.

The following table provides a five-year summary of deposits by product (dollars in thousands):

December 31,	2004	2003	2002	2001	2000

Noninterest-bearing deposits	$11,903	$10,438	$11,535	$10,943	$9,446
NOW and money market accounts	15,405	16,628	16,168	16,615	14,395
Savings accounts	17,730	18,543	17,862	16,757	15,128
Individual retirement accounts	5,855	6,442	7,189	6,339	6,062
Certificates of deposits	31,114	40,198	48,091	44,577	45,077
Total	$82,007	$92,249	$100,845	$95,231	$90,108

The following table is a schedule of certificates of deposit, including individual retirement accounts, of $100,000 or more as of December 31, 2004 (dollars in thousands):

	Within	3 - 6	6 - 12	Over 12
December 31, 2004	3 Months	Months	Months	Months	Total

Certificates of deposit of $100,000 or More	$1,091	$654	$3,387	$3,986	$9,118

Borrowed Funds

The Bank is a member of the Federal Home Loan Bank and may obtain both overnight and term advances.  See Note 5 of the Notes to Consolidated Financial Statements for more information.

Capital Resources

At December 31, 2004, shareholders’ equity was $8,623,000 or 9.47% of total assets compared to $9,198,000 or 9.02% of total assets at December 31, 2003.  The decrease was due to a net loss of $368,000 and a reduction of $207,000 in unrealized gains on available-for-sale securities.

The Federal Reserve Board has established risk-based capital requirements for bank holding companies and banks.   The primary purpose of these requirements is to assess the risk in a financial institution’s balance sheet and off-balance sheet financial instruments in relation to adjusted capital.  To be considered well-capitalized under prompt corrective action, the Bank is required to maintain a minimum total qualifying capital of at least 10% and Tier I (Core) capital of at least 6%.  Tier I capital includes common equity, non-cumulative perpetual preferred stock, and minority interest less goodwill and other disallowed intangibles.  Tier II (supplementary) capital includes subordinated debt, intermediate-term preferred stock, the allowance for loan losses and preferred stock not qualifying for Tier I capital.  At December 31, 2004, the Bank’s risk-based capital ratio for Tier I and Tier II capital was 14.6% and 15.8%, respectively.  A detailed summary of the capital amounts and selected rates is provided in Note 11 of the Notes to Consolidated Financial Statements.

Liquidity and Market Risk

Exchange Bancshares, Inc. is a holding company and does not conduct operations.  Its primary source of liquidity is dividends from the Bank.  Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without regulatory approval unless the total dividends in a calendar year exceed the total of the Bank’s net profits for the year combined with its retained profits of the two preceding years.  At December 31, 2004, neither the Company nor the Bank may pay a dividend without the approval of regulators.

The Bank manages liquidity and market risk through its Asset / Liability Committee (ALCO).  The ALCO Committee assesses interest rate risk by monitoring current economic conditions and ensuring that the Bank has funds available to satisfy the normal loan and deposit needs of its customers while taking advantage of investment opportunities as they arise in order to maintain consistent growth and earnings.  The Bank maintains a stable core deposit base and adequate liquidity through the use of federal funds sold and investment securities.

The difference between interest rate sensitive assets that reprice within a specific time period and interest rate sensitive liabilities that reprice within a specific time period is commonly referred to as “interest rate sensitivity gap.”  In periods of declining interest rates, a liability sensitive position is more favorable as interest rate sensitive liabilities may be adjusted to declining market rates prior to maturing interest rate sensitive assets.  In periods of rising interest rates, an asset sensitive position is more favorable as interest rate sensitive assets may be adjusted to rising market rates prior to maturing interest rate sensitive liabilities.

The following table shows the Company’s interest rate sensitivity position as of December 31, 2004 (dollars in thousands).

		Over	Over	Over
	Within	3 Months	1 Year	3 Years	After
December 31, 2004	3 Months	to 1 Year	to 3 Years	to 5 Years	5 Years	Total

Interest-bearing deposits in banks	$ 12	$ -	$ -	$ -	$ -	$ 12
Federal funds sold	598	-	-	-	-	598
Securities	1,500	3,794	15,322	1,642	686	22,944
Loans	15,226	10,331	14,190	9,025	13,502	62,274
Other assets	-	-	-	-	5,216	5,216
Total assets	$17,336	$14,125	$29,512	$10,667	$19,404	$91,044

Interest-bearing deposits	$10,353	$22,510	$19,739	$10,644	$6,858	$70,104
Borrowed funds	1	10	19	14	30	74
Noninterest-bearing deposits	-	-	-	-	11,903	11,903
Other liabilities and equity	-	-	-	-	8,963	8,963
Total liabilities and equity	$10,354	$22,520	$19,758	$10,658	$27,754	$91,044

Gap	$6,982	$(8,395)	$9,754	$ 9	$(8,350)
Cumulative gap	6,982	(1,413)	8,341	8,350	0

Cumulative gap to total assets	7.67%	(1.55)%	9.16%	9.17%

The above table includes mortgage-backed securities with maturities projected based on anticipated cash flows rather than final maturity.

Comparison of Results of Operations

For 2004, the Company’s net loss was $(368,000) or $(0.63) per share compared to net income of $301,000 or $0.51 per share for 2003 and a net loss of $(1,090,000) or $(1.86) per share for 2002.  The net loss for 2002 was primarily due to the $2,019,000 provision for loan losses.  The net loss for 2004 as compared to net income in 2003 was primarily due to decreases in net interest income and non-interest income, and an increase in the provision for loan losses.  The decrease in net interest income was due to lower volumes of higher yielding loans.  Return on average assets (ROA) was (0.37)%, 0.28% and (1.01)% in 2004, 2003 and 2002, respectively.  Return on average shareholders’ equity (ROE) was (4.16)%, 3.24% and (10.51)% in 2004, 2003 and 2002, respectively.

Net Interest Income

Net interest income, the interest income earned on interest-earning assets less interest expense incurred on interest-bearing liabilities is the Company’s primary source of earnings.  The following table entitled “Consolidated Average Balance Sheets and Related Yields and Rates” presents the Company’s net interest income for the years ended December 31, 2004, 2003 and 2002 and summarizes the Company’s (i) average assets, liabilities and shareholders’ equity (ii) interest income earned and interest expense incurred, (iii) average yield earned on interest-earning assets and average rate incurred on interest-bearing liabilities and (iv) net interest spread and net interest margin.  Average yields on interest-earnings assets have been prepared on a tax-equivalent basis (using a 34% tax rate) and non-accrual loans have been included in the average loan balances.

Consolidated Average Balance Sheets and Related Yields and Rates

		2004			2003			2002
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yields /	Average	Income /	Yields /	Average	Income /	Yields /
	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates
(dollars in thousands)
Assets:
Interest-earning deposits in banks	$12	$ -	- %	$19	$ -	- %	$37	$ -	- %
Federal funds sold	4,533	55	1.21%	9,458	105	1.11%	5,768	87	1.51%
Securities	23,256	681	2.93%	20,860	746	3.58%	15,433	808	5.24%
Loans (1) (2)	64,668	4,223	6.53%	69,281	5,044	7.28%	79,717	6,140	7.70%
Total interest-earning assets	92,469	4,959	5.36%	99,618	5,895	5.92%	100,955	7,035	6.97%

Cash and due from banks	2,443			2,629			3,101
Allowance for loan losses	(1,187)			(1,291)			(886)
Other assets	4,799			5,808			4,838

Total assets	$98,524			$106,764			$108,008

Liabilities and Shareholders’ Equity:
NOW accounts	$15,423	203	1.32%	$15,532	221	1.42%	$16,437	508	3.09%
Money market accounts	1,670	13	0.78%	1,491	14	0.94%	1,068	16	1.50%
Savings accounts	18,556	55	0.30%	18,206	84	0.46%	17,215	201	1.17%
Time deposits	42,450	1,123	2.65%	50,619	1,640	3.24%	51,345	2,131	4.15%
Total interest-bearing deposits	78,099	1,394	1.78%	85,848	1,959	2.28%	86,065	2,856	3.32%
Borrowed funds	80	5	6.25%	93	6	6.45%	572	16	2.80%
Total interest-bearing liabilities	78,179	1,399	1.79%	85,941	1,965	2.29%	86,637	2,872	3.32%

Noninterest-bearing deposits	11,123			11,019			10,498
Other liabilities	386			526			502
Shareholders' equity	8,836			9,278			10,371

Total liabilities and shareholders' equity	$98,524			$106,764			$108,008

Net interest income on a tax-equivalent basis		$3,560			$3,930			$4,163

Net interest spread			3.57%			3.63%			3.65%

Net yield on interest-earning assets			3.85%			3.95%			4.12%

NOTES:

(1)

Interest income includes loan fees.

(2)

Non-accrual loans are included in loans and do not have a material impact on the analysis.

Changes in net interest income may also be analyzed by comparing volume and rate components of interest income and interest expense.  The table entitled “Rate and Volume Analysis” presents an analysis of the changes in interest income and interest expense in terms of changes in volume and interest rates for the years ended December 31, 2004 and 2003.  The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the absolute dollar change due to volume and the change due to rate.

Rate and Volume Analysis
	2004 vs. 2003			2003 vs. 2002
Changes in Tax Equivalent		Yield /			Yield /
Interest Income	Volume	Rate	Total	Volume	Rate	Total
(dollars in thousands)
Assets:
Interest-earning deposits in banks	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Federal funds sold	(59)	9	(50)	31	(13)	18
Securities	80	(145)	(65)	237	(299)	(62)
Loans	(322)	(499)	(821)	(762)	(334)	(1,096)
Total	(301)	(635)	(936)	(494)	(646)	(1,140)

Liabilities:
NOW accounts	(2)	(16)	(18)	(28)	(259)	(287)
Money market accounts	2	(3)	(1)	6	(8)	(2)
Savings accounts	2	(31)	(29)	12	(129)	(117)
Time deposits	(242)	(275)	(517)	(30)	(461)	(491)
Borrowed funds	(1)	0	(1)	(20)	10	(10)
Total	(241)	(325)	(566)	(60)	(847)	(907)

Change in net interest income	$(60)	$(310)	$(370)	$(434)	$201	$(233)

The average yield on interest-earning assets decreased to 5.36% in 2004 from 5.92% and 6.97% in 2003 and 2002, respectively.  The decrease was primarily due to higher yielding interest-earning assets repricing at lower interest rates due to the current rate environment and increased competition from other financial institutions.  The average rate on interest-bearing liabilities has also declined due to the repricing of deposits at lower current market interest rates. The average rate on interest-bearing liabilities decreased to 1.79% in 2004 from 2.29% and 3.32% in 2003 and 2002, respectively.  The net effect of the changes in yields and rates resulted in a decrease in the net yield on interest-earning assets for 2004.  The changes in both asset and liability volumes in 2004 coupled with repricing of both interest-earning assets and interest-bearing liabilities resulted in a decrease of $370,000 in net interest income.

Non-Interest Income

The following table summarizes the components of the Company’s non-interest income for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands).

				2004	2003
Year ended December 31,	2004	2003	2002	vs. 2003	vs. 2002

Service charges on deposits	$381	$403	$389	(5.5)%	3.6%
Secondary market loan fees	46	98	163	(53.1)%	(39.9)%
Fees on annuities and mutual funds	-	25	131	(100.0)%	(80.9)%
Net gains on sales of securities	5	29	19	(82.8)%	52.6%
Other income	60	67	66	(10.4)%	1.5%
Total non-interest income	$492	$622	$768	(20.9)%	(19.0)%

Non-interest income decreased $130,000 or 20.9% to $492,000 in 2004 compared to $622,000 in 2003 and $768,000 in 2002.  The 2004 decrease was primarily due to decreases of $52,000 or 53.1% in secondary market loan fees, $25,000 or 100.0% on sales of annuities and mutual funds, $24,000 or 82.8% in net gains on the sales of securities, $22,000 or 5.5% in service charges on deposit accounts and $7,000 in other non-interest income.  The decrease in secondary market loan fees was due to lower volume.  The decrease in fees on annuities and mutual funds was due to the 2003 termination of an agreement, between the Company and an outside service provider, for the sales of annuities and mutual funds through the Company.  The decrease in service charges on deposit accounts was primarily due to the introduction of service charge free checking accounts during 2004.

Non-Interest Expenses

The following table summarizes the components of the Company’s non-interest expenses for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands).

				2004	2003
Year ended December 31,	2004	2003	2002	vs. 2003	vs. 2002

Salaries, wages and employee benefits	$2,060	$1,955	$2,230	5.4%	(12.3)%
Net occupancy and equipment	540	574	584	(5.9)%	(1.7)%
Bank, ATM and credit card charges	168	181	192	(7.2)%	(5.7)%
Data processing	171	170	165	0.6%	3.0%
Directors fees	-	130	110	(100.0)%	18.2%
Audit and other professional fees	227	175	203	29.7%	(13.8)%
State and other taxes	109	107	123	1.9%	(13.0)%
Postage and courier	108	110	122	(1.8)%	(9.8)%
Supplies and printing	75	79	136	(5.1)%	(41.9)%
Advertising	134	55	130	143.6%	(57.7)%
Legal	148	109	199	35.8%	(45.2)%
Telephone	88	94	79	(6.4)%	19.0%
Other	237	306	314	(22.5)%	(2.5)%
Total Non-interest Expenses	$4,065	$4,045	$4,587	0.5%	(11.8)%

Non-interest expenses increased $20,000 or 0.5% to $4,065,000 in 2004 compared to $4,045,000 in 2003 and $4,587,000 in 2002.  The increase was primarily due to increases of $105,000 or 5.4% in salaries, wages and employee benefits, $79,000 or 143.6% in advertising, $52,000 or 29.7% in audit and other professional fees and $39,000 or 35.8% in legal fees.  The increase in salaries, wages and employee benefits was primarily due to management and staffing changes within the Bank.  The increase in advertising was due to a new marketing campaign provided by an outside firm, such expenses had been reduced in 2003.  The increase in audit and other professional fees was primarily due to increases in external audit fees, external loan review fees and consulting fees.  Legal fees increased due to increased collection efforts on past due loans.  In an effort to improve earnings, the Company’s Board of Directors decided to waive their fees for 2004.  The decreases in occupancy of premises and other expenses were primarily due to efforts of management to control costs by diligently reviewing all areas of operations and contracts with vendors for reductions in expense.

Income Taxes

The Company’s credit for income taxes was $196,000 in 2004, $59,000 in 2003, and $585,000 in 2002, representing an effective tax rate of 34.8%, (24.3)%, and 34.9%, respectively.  The effective tax rate in 2003 was impacted by a $138,000 decrease in the valuation allowance for deferred tax assets, as disclosed in Note 7 to the Company’s Consolidated Financial Statements.

Impact of Inflation

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.  Virtually all assets and liabilities of the Company are monetary in nature.  As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation.

Recently Issued Accounting Pronouncements

The Company does not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board will have a significant impact on its consolidated financial statements.

Significant Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the commercial banking industry.  Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements.  These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies.  These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and in Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Exchange Bancshares, Inc.

Luckey, Ohio

We have audited the accompanying consolidated balance sheets of Exchange Bancshares, Inc. and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  The consolidated statements of operations, shareholders’ equity and cash flows of Exchange Bancshares, Inc. for the year ended December 31, 2002, were audited by other auditors whose report dated January 23, 2003, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements for 2004 and 2003 referred to above present fairly, in all material respects, the financial position of Exchange Bancshares, Inc. and its subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

CLIFTON GUNDERSON LLP

Toledo, Ohio

February 4, 2005

EXCHANGE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

ASSETS

2004

2003

(Dollars in thousands, except par value)

CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 1,719	$ 2,352
Interest-bearing demand deposits in banks	12	9
Federal funds sold	598	4,341
Total cash and cash equivalents	2,329	6,702
SECURITIES
Available-for-sale, at fair value	22,258	22,416
Restricted stock, at cost	686	665
Total securities	22,944	23,081
LOANS	62,274	68,555
Less allowance for loan losses	1,106	1,395
Net loans	61,168	67,160
PREMISES AND EQUIPMENT, NET	3,318	3,495
OTHER REAL ESTATE OWNED	-	237
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	1,285	1,273

TOTAL ASSETS	$91,044 ======	$101,948 ======

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$ 11,903	$ 10,438
Interest-bearing	70,104	81,811
Total deposits	82,007	92,249
Federal Home Loan Bank borrowing	74	86
Accrued interest payable and other liabilities	340	415
Total liabilities	82,421	92,750
SHAREHOLDERS’ EQUITY
Preferred shares, $25.00 par value. Authorized 750 shares; no shares issued	-	-
Common stock, $5.00 par value. Authorized 750,000 shares; issued and outstanding 586,644 shares	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	719	1,087
Accumulated other comprehensive income (loss)	(100)	107
Total shareholders’ equity	8,623	9,198

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$91,044 ======	$101,948 =======

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2004, 2003 and 2002

2004

2003

2002

(Dollars in thousands, except per share data)

INTEREST INCOME
Loans, including fees	$ 4,214	$ 5,029	$ 6,140
Investment securities	681	746	808
Federal funds sold and other	55	105	87
Total interest income	4,950	5,880	7,035
INTEREST EXPENSE
Deposits	1,394	1,959	2,856
Federal Home Loan Bank borrowings	5	6	16
Total interest expense	1,399	1,965	2,872
Net interest income	3,551	3,915	4,163
PROVISION FOR LOAN LOSSES	542	250	2,019
Net interest income, after provision for loan losses	3,009	3,665	2,144
NON-INTEREST INCOME
Service charges on deposit accounts	381	403	389
Secondary market loan fees	46	98	163
Fees on sales of annuities and mutual funds	-	25	131
Securities gains	5	29	19
Other	60	67	66
Total non-interest income	492	622	768
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	2,060	1,955	2,230
Occupancy of premises	540	574	584
Bank, ATM and credit card charges	168	181	192
Data processing	171	170	165
Directors fees	-	130	110
Audit and other professional fees	227	175	203
State and other taxes	109	107	123
Postage and courier	108	110	122
Supplies and printing	75	79	136
Advertising	134	55	130
Legal	148	109	199
Telephone	88	94	79
Other	237	306	314
Total non-interest expenses	4,065	4,045	4,587
Income (loss) before federal income taxes	(564)	242	(1,675)
FEDERAL INCOME TAX CREDIT	(196)	(59)	(585)

NET INCOME (LOSS)	$ (368) ======	$ 301 =====	$ (1,090) =======
NET INCOME (LOSS) PER SHARE, based on 586,644 shares in 2004, 2003 and 2002	$ (0.63) ======	$ 0.51 =====	$ (1.86) =======

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2004, 2003 and 2002

Accumulated

other

Additional

comprehensive

Common

paid-in

Retained

income

stock

capital

earnings

 (loss)

Total

(Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 2001	$ 2,933	$ 5,071	$ 2,168	$ 280	$ 10,452
Comprehensive loss:
Net loss	-	-	(1,090)	-	(1,090)
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	-	-	-	6	6
Total comprehensive loss	-	-	-	-	(1,084)
Cash dividends declared, $.25 per share	-	-	(146)	-	(146)
BALANCE AT DECEMBER 31, 2002	2,933	5,071	932	286	9,222
Comprehensive income:
Net income	-	-	301	-	301
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	-	-	-	(179)	(179)
Total comprehensive income	-	-	-	-	122
Cash dividends declared, $.25 per share	-	-	(146)	-	(146)
BALANCE AT DECEMBER 31, 2003	2,933	5,071	1,087	107	9,198
Comprehensive loss:
Net loss	-	-	(368)	-	(368)
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	-	-	-	(207)	(207)
Total comprehensive loss	-	-	-	-	(575)

BALANCE AT DECEMBER 31, 2004	$ 2,933 =====	$ 5,071 =====	$ 719 =====	$ (100) ======	$ 8,623 ======

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

2004

2003

2002

 (Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (368)	$ 301	$ (1,090)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	542	250	2,019
Depreciation of premises and equipment	240	257	233
Deferred federal income taxes	(203)	(59)	(195)
Securities amortization, net	416	312	119
Federal Home Loan Bank stock dividends	(21)	(19)	(22)
Net securities gains	(5)	(29)	(19)
Loss (gain) from sale of foreclosed assets (including other real estate owned) and equipment	19	34	(8)
Effects of changes in operating assets and liabilities:
Accrued interest receivable and other assets	378	509	(434)
Accrued interest payable and other liabilities	(125)	(106)	(85)
Net cash provided by operating activities	873	1,450	518
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(9,352)	(22,069)	(7,314)
Proceeds from sale of available-for-sale securities	1,936	2,131	521
Proceeds from maturities of available-for-sale securities	6,849	13,974	3,887
Net decrease in loans	5,324	3,088	6,075
Purchases of premises and equipment	(99)	(371)	(201)
Proceeds from disposal of equipment	40	14	-
Proceeds from sale of other real estate owned	310	1,476	100
Net cash provided by (used in) investing activities	5,008	(1,757)	3,068
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(10,242)	(8,596)	5,613
Repayment of Federal Home Loan Bank borrowings	(12)	(14)	(15)
Dividends paid	-	(146)	(146)
Other	-	-	(38)
Net cash provided by (used in) financing activities	(10,254)	(8,756)	5,414
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,373)	(9,063)	9,000

CASH AND CASH EQUIVALENTS
Beginning of year	6,702	15,765	6,765

End of year	$ 2,329 ======	$ 6,702 ======	$ 15,765 ======

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exchange Bancshares, Inc. (the “Company”) was incorporated in 1992 in the State of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Exchange Bank (the “Bank”).  The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Bank, an Ohio chartered bank organized in 1906, provides financial services through its five branches located in Luckey, Ohio, and nearby communities.  These communities are the source of substantially all deposit and loan activities.  The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities.  Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate.  Commercial loans are expected to be repaid from cash flow from operations of business.  Real estate loans are secured by both residential and commercial real estate.

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period.  Actual results could differ from those estimates.  The most significant areas involving the use of management’s estimates and assumptions which are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses and provision for loan losses, as well as the valuation allowance for deferred tax assets.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

CASH RESERVE REQUIREMENTS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank and other correspondent banks  The required reserve balance at December 31, 2004 and 2003 was $581,000 and $558,000, respectively.

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SECURITIES

Securities are designated at the time of purchase as either held-to-maturity or available-for-sale.  Presently, all securities are designated as available-for-sale and carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as other comprehensive income (loss).

Purchase premiums and discounts are recognized as interest income using the interest method over the term of the security.

Investments in Federal Home Loan Bank and Federal Reserve Bank stock are classified as restricted securities, carried at cost, and evaluated for impairment.

Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income.  Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans.  Interest is accrued based upon the daily outstanding principal balance.  Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Interest income is not reported when full repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days.  All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate, as well as other assets acquired through or in lieu of loan foreclosure, are initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses.  Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and revenue and expenses related to the properties or other assets.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation and amortization.  Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income.  Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed primarily using the straight-line method.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

EXCHANGE BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ADVERTISING COSTS

All advertising costs are expensed as incurred.

FEDERAL INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting.  Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases.  Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards.  Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.  Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank is not currently subject to state and local income taxes.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PER SHARE DATA

Net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding during each year.

Dividends per share are based on the number of shares outstanding at the declaration date.

RECLASSIFICATIONS

Certain reclassifications of 2003 amounts have been made to conform with the 2004 presentation.

This information is an integral part of the accompanying

consolidated financial statements.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SECURITIES

The amortized cost and fair value of available-for-sale securities as of December 31, 2004 and 2003, are as follows:

December 31, 2004

Gross

Gross

Amortized

unrealized

unrealized

Fair

cost

gains

losses

value

(Dollars in thousands)

U.S. Treasury	$ 1,515	$ 9	$ 2	$ 1,522
Federal agency	17,693	3	151	17,545
Mortgage-backed	375	-	2	373
Corporate debt	2,826	2	10	2,818

Total	$ 22,409 ======	$ 14 ====	$ 165 ====	$ 22,258 =======

December 31, 2003

Gross

Gross

Amortized

unrealized

unrealized

Fair

cost

gains

losses

value

(Dollars in thousands)

U.S. Treasury	$ 1,551	$ 50	$ -	$ 1,601
Federal agency	18,416	135	41	18,510
Mortgage-backed	777	-	6	771
Corporate debt	1,510	24	-	1,534

Total	$ 22,254 =======	$ 209 =====	$ 47 ====	$ 22,416 ======

The amortized cost and fair value of available-for-sale securities at December 31, 2004, by contractual maturity, are presented below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call prepayment penalties.

Amortized

Fair

cost

value

(Dollars in thousands)

Amounts maturing in:
One year or less	$ 5,295	$ 5,294
After one year through five years	16,739	16,591
After five years through ten years	-	-
Mortgage-backed securities	375	373

Total	$ 22,409 =======	$ 22,258 =======

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SECURITIES (CONTINUED)

The Bank sold available-for-sale securities for total proceeds of approximately $1,936,000 in 2004, $2,131,000 in 2003 and $521,000 in 2002.  Gross gains from such sales amounted to $8,000 in 2004 (income tax effect of $3,000), $44,000 in 2003 (income tax effect of $15,000) and $19,000 in 2002 (income tax effect of $6,000).  Gross losses realized from sales amounted to $3,000 in 2004 (income tax effect of $1,000) and $15,000 in 2003 (income tax effect of $5,000) (no gross losses were realized in 2002).

Securities with a carrying value of approximately $15,117,000 and $14,112,000 were pledged at December 31, 2004 and 2003, respectively, to secure certain deposits.

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003:

Securities in a continuous unrealized loss position

Less than

12 months

12 months

or more

Total

Unrealized

Fair

Unrealized

Fair

Unrealized

Fair

losses

value

losses

value

losses

value

 (Dollars in thousands)

2004

U.S. Treasury	$ 2	$ 497	$ -	$ -	$ 2	$ 497
Federal agency	151	16,491	-	-	151	16,491
Mortgage-backed	-	-	2	373	2	373
Corporate debt	10	816	-	-	10	816

Total temporarily impaired securities	$ 163 =====	$ 17,804 =======	$ 2 ====	$ 373 ====	$ 165 =====	$ 18,177 =======

2003

U.S. Treasury	$ -	$ -	$ -	$ -	$ -	$ -
Federal agency	41	5,114	-	-	41	5,114
Mortgage-backed	6	771	-	-	6	771
Corporate debt	-	-	-	-	-	-

Total temporarily impaired securities	$ 47 ====	$ 5,885 ======	$ - ===	$ - ===	$ 47 ====	$ 5,885 =======

There were 35 securities in an unrealized loss position at December 31, 2004, including 3 which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2004 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2004 are considered temporary.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - LOANS

Loans at December 31, 2004 and 2003, are summarized as follows:

2004

2003

(Dollars in thousands)

Loans secured by real estate:
Construction	$ 1,714	$ 1,291
Residential properties	31,083	32,758
Nonresidential properties, including farm land	18,632	21,377
Agricultural production	851	633
Commercial and industrial	2,115	1,838
Consumer	7,505	9,714
Municipal	374	944

Total	$ 62,274 =======	$ 68,555 =======

At December 31, 2004 and 2003, there were no loan concentrations in any one industry exceeding 10% of total loans.

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2004, 2003, and 2002:

2004

2003

2002

 (Dollars in thousands)

Beginning balance	$ 1,395	$ 1,417	$ 844
Provision for loan losses	542	250	2,019
Loans charged-off	(921)	(540)	(1,558)
Transfer to other liabilities	(50)	-	-
Recoveries	140	268	112

Ending balance	$ 1,106 ======	$ 1,395 ======	$ 1,417 ======

During 2004, the Bank transferred $50,000 from the allowance for loan losses to other liabilities representing the Bank’s calculation of credit loss relating to unfunded loan commitments.

Impaired loans were as follows:

2004

2003

 (Dollars in thousands)

Year-end loans, all with allowance for loan losses allocated	$ 547	$ 484
Amount of the allowance allocated	161	72

2004

2003

2002

 (Dollars in thousands)

Average of impaired loans during the year	$ 598	$ 474	$ 428
Interest income recognized during impairment	26	19	2
Cash-basis interest income recognized	30	19	2

Loans on non-accrual of interest amounted to $892,000 at December 31, 2004 and $627,000 at December 31, 2003.  Loans 90 days or more past due and still accruing interest amounted to $42,000 at December 31, 2004 and $1,033,000 at December 31, 2003.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2004 and 2003:

2004

2003

(Dollars in thousands)

Land	$ 738	$ 738
Buildings	3,333	3,333
Equipment	2,380	2,374

	6,451	6,445
Less accumulated depreciation	(3,133)	(2,950)

Premises and equipment, net	$ 3,318 ======	$ 3,495 ======

Depreciation of premises and equipment amounted to $240,000 in 2004, $257,000 in 2003, and $233,000 in 2002.

NOTE 4 - DEPOSITS

Interest-bearing deposits at December 31, 2004 and 2003, are summarized as follows:

2004

2003

(Dollars in thousands)

Demand	$ 15,405	$ 16,628
Savings accounts	17,730	18,543
Individual retirement accounts	5,855	6,442
Certificates of deposit	31,114	40,198

Total	$ 70,104 =======	$ 81,811 ======

Time deposits at December 31, 2004 and 2003 include individual deposits of $100,000 and over amounting to $9,118,000 and $11,700,000, respectively.  Interest expense on time deposits of $100,000 or more amounted to $327,000 for 2004, $455,000 for 2003 and $530,000 for 2002.

The scheduled maturities of time deposits were as follows at December 31, 2004 (dollars in thousands):

2005	$ 22,486
2006	6,059
2007	3,753
2008	2,743
2009	1,928

Total	$ 36,969 =======

Overdrawn demand deposits reclassified as loans amounted to $9,000 and $11,000 at December 31, 2004 and 2003, respectively.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - BORROWED FUNDS

The Federal Home Loan Bank borrowing at December 31, 2004 and 2003 bears interest at 6.85% fixed rate and is payable in monthly installments through July 2017.  The borrowing is secured by FHLB stock amounting to $521,000 at December 31, 2004 and by the Bank’s qualified mortgage loan portfolio, amounting to $31,083,000 at December 31, 2004.

Future maturities of the Federal Home Loan Bank borrowing for the five years subsequent to December 31, 2004, are as follows:  2005, $11,000; 2006, $11,000; 2007, $10,000; 2008, $9,000; and 2009, $7,000.

The Company has available at December 31, 2004, a line-of-credit with a local financial institution under which the Company may borrow up to $250,000.  Outstanding borrowings under the line-of-credit bear interest at prime rate and are guaranteed by an officer of the Company, as well as one of its directors.  The line-of-credit expires April 30, 2005.  There were no outstanding borrowings under the line-of-credit at December 31, 2004.

NOTE 6 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2004, 2003 and 2002:

2004

2003

2002

 (Dollars in thousands)

Unrealized holding gains (losses) on available-for-sale securities	$ (308)	$ (242)	$ 28
Less reclassification adjustment for securities gains recognized in income	(5)	(29)	(19)
Net unrealized holding gains (losses)	(313)	(271)	9

Tax effect	(106)	(92)	3

Other comprehensive income (loss)	$ (207) ======	$ (179) ======	$ 6 =====

NOTE 7 - FEDERAL INCOME TAXES

The components of the credit for income taxes for the years ended December 31, 2004, 2003 and 2002 are as follows:

2004

2003

2002

 (Dollars in thousands)

Current	$ 7	$ -	$ (390)
Deferred	(203)	(59)	(195)

Total credit for income taxes	$ (196)	$ (59)	$ (585)

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - FEDERAL INCOME TAXES (CONTINUED)

The income tax credit attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

2004

2003

2002

 (Dollars in thousands)

Expected tax using federal statutory rate of 34%	$ (192)	$ 82	$ (570)
Tax-exempt income, net of interest expense associated with carrying tax-exempt instruments	(5)	(8)	(5)
Decrease in valuation allowance for deferred tax assets	-	(138)	(19)
Other, net	1	5	9

Total credit for income taxes	$ (196) ======	$ (59) =====	$ (585) ======

The significant components of the credit for deferred income taxes for the years ended December 31, 2004, 2003 and 2002, were as follows:

2004

2003

2002

 (Dollars in thousands)

Deferred tax provision (credit) arising from the tax benefit of temporary differences, exclusive of items listed below	$ 82	$ 79	$ (176)
Net operating loss carryforward	(285)
Decrease in valuation allowance for deferred tax assets	-	(138)	(19)

Total credit for deferred income taxes	$ (203) =====	$ (59) =====	$ (195) ======

The tax effects of temporary differences which comprise the significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2004 and 2003, are as follows:

2004

2003

 (Dollars in thousands)

Deferred tax assets:
Allowance for loan losses	$ 216	$ 338
Net operating loss carryforward	532	257
Loans on nonaccrual of interest	52	31
Unrealized loss on securities available-for-sale	51	-
Other, net	44	21
	895	647
Less valuation allowance	128	128
Deferred tax assets, net of valuation allowance	767	519
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	59	52
Depreciation of premises and equipment	68	81
Unrealized gain on securities available-for-sale	-	55
Total deferred tax liabilities	127	188
Net deferred tax assets	$ 640 =====	$ 331 =====

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - FEDERAL INCOME TAXES (CONTINUED)

At December 31, 2004, the Company has a federal income tax net operating loss carryforward of approximately $727,000 resulting from a 1998 acquisition.  Under current tax legislation, the annual limitation on the utilization of the net operating loss carryforward resulting from the acquisition is approximately $57,000.  Such limitation resulted from a change in ownership of greater than 50%.  In addition, the Company has available a federal income tax net operating loss carryforward of $837,000 which is available to reduce future taxable income through 2024.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The valuation allowance for deferred tax assets at December 31, 2004 and 2003 is provided for that portion of the net operating loss carryforward resulting from the 1998 acquisition for which management believes realization is not more likely than not.

NOTE 8 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements.  The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk at December 31, 2004 and 2003, were as follows:

2004

2003

 (Dollars in thousands)

Commitments to extend credit	$ 8,838	$ 7,113
Letter of credit	182	188

Total	$ 9,020 =====	$ 7,301 ======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

The Bank has not been required to perform on any financial guarantees or incurred any losses on its commitments during the past two years.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  At December 31, 2004, the Bank’s one outstanding letter of credit expires in 2005.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET

RISK (CONTINUED)

The Bank maintains several bank accounts at four banks.  Accounts at an institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000.  Cash at one of these institutions exceeded federally insured limits.  The amount in excess of the FDIC limit totalled $403,000 at December 31, 2004.

NOTE 9 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests.  The following is an analysis of activity of related-party loans for the years ending December 31, 2004 and 2003:

2004

2003

 (Dollars in thousands)

Balance at beginning of year	$ 1,380	$ 788
New loans and advances	131	1,148
Repayments	(371)	(556)

Balance at end of year	$ 1,140 ======	$ 1,380 ======

Deposits from executive officers, directors and their related business interests at December 31, 2004 and 2003 were approximately $835,000 and $1,848,000, respectively.

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Bank sponsors a discretionary profit sharing plan which also includes 401(k) plan provisions.  Under the plan, the Bank matches 50% of employee voluntary deferral contributions up to 3% of the employee’s annual salary.  The Bank’s matching and discretionary profit sharing contributions for 2004, 2003 and 2002 were $22,000, $20,000, and $23,000, respectively.

NOTE 11 - REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.  Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2004 and 2003, that the Company and Bank met all capital adequacy requirements to which they are subject.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS (CONTINUED)

As of December 31, 2004, the most recent notification from federal and state banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, 2004 and 2003 are presented in the following tables:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in thousands)

As of December 31, 2004
Total Capital (to Risk-
Weighted Assets)
Consolidated	$ 9,377	16.0%	$ 4,692	> 8.0%	$ N/A	N/A
Bank	9,256	15.8	4,680	> 8.0%	5,850	> 10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$ 8,640	14.7%	$ 2,346	> 4.0%	$ N/A	N/A
Bank	8,519	14.6	2,340	> 4.0%	3,510	> 6.0%

Tier I Capital (to
Average Assets)
Consolidated	$ 8,640	9.2%	$ 3,771	> 4.0%	$ N/A	N/A
Bank	8,519	9.1	3,765	> 4.0%	4,706	> 5.0%

As of December 31, 2003
Total Capital (to Risk-
Weighted Assets)
Consolidated	$ 9,858	14.9%	$ 5,295	> 8.0%	$ N/A	N/A
Bank	9,687	14.7	5,275	> 8.0%	6,594	> 10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$ 9,027	13.6%	$ 2,647	> 4.0%	$ N/A	N/A
Bank	8,856	13.4	2,638	> 4.0%	3,956	> 6.0%

Tier I Capital (to
Average Assets)
Consolidated	$ 9,027	8.6%	$ 4,186	> 4.0%	$ N/A	N/A
Bank	8,856	8.5	4,177	> 4.0%	5,221	> 5.0%

Generally, subject to certain minimum capital requirements, a bank may declare a dividend without regulatory approval unless the total dividends in a calendar year exceed the total of the bank’s net profits for the year combined with its retained profits of the two preceding years.  At December 31, 2004, neither the Company nor the Bank may pay a dividend without the approval of regulators.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Summary of condensed financial information of the parent company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 follows:

CONDENSED BALANCE SHEETS

2004

2003

 (Dollars in thousands)

Assets:
Cash and cash equivalents	$ 34	$ 51
Investment in subsidiary bank	8,502	9,027
Other assets	87	123

Total assets	$ 8,623 ======	$ 9,201 ======

Other liability	$ -	$ 3

Shareholders’ equity:
Preferred stock	-	-
Common stock	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	719	1,087
Accumulated other comprehensive income (loss)	(100)	107

Total shareholders’ equity	8,623	9,198

Total liabilities and shareholders’ equity	$ 8,623 ======	$ 9,201 ======

CONDENSED STATEMENTS

OF OPERATIONS

2004

2003

2002

 (Dollars in thousands)

Income:
Dividends from subsidiary bank	$ -	$ 150	$ 329
Interest on deposits in subsidiary bank	-	1	5
Total income	-	151	334
Expenses – professional fees and other expenses	76	184	352
Loss before income taxes and equity in undistributed net income (loss) of subsidiary	(76)	(33)	(18)
Income tax benefit	26	62	118
Income (loss) before equity in undistributed net income (loss) of subsidiary	(50)	29	100
Equity in undistributed net income (loss) of subsidiary	(318)	272	(1,190)

Net income (loss)	$ (368) =====	$ 301 =====	$ (1,090) ======

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF CASH FLOWS

2004

2003

2002

 (Dollars in thousands)

Cash flows from operating activities:
Net income (loss)	$ (368)	$ 301	$ (1,090)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net loss (income) of subsidiary	318	(272)	1,190
Change in other assets	36	67	7
Change in other liabilities	(3)	(20)	(81)
Net cash provided by (used in) operating activities	(17)	76	26
Cash flows from financing activities:
Cash dividends paid	-	(146)	(146)
Net decrease in cash and cash equivalents	(17)	(70)	(120)
Cash and cash equivalents at:
Beginning of year	51	121	241

End of year	$ 34 =====	$ 51 ====	$ 121 ======

NOTE 13 - SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flows disclosures consist of the following at December 31, 2004, 2003, and 2002:

2004

2003

2002

(Dollars in thousands)

Cash paid during the year for:
Interest	$ 1,440 =====	$ 2,046 =====	$ 2,938 =====
Income taxes	$ - ====	$ 149 ======	$ 291 ======
Non-cash operating activities:
Change in deferred income taxes on net unrealized gain (losses) on available-for-sale securities	$ (106) =====	$ (92) ======	$ 3 ======
Transfer of allowance for loan losses to other liabilities	$ 50 =====	$ - =====	$ - ======
Non-cash investment activities:
Transfer of loans to other real estate owned and other assets	$ 176 =====	$ 597 ======	$ 1,150 ======
Change in net unrealized gains (losses) on available-for-sale securities	$ (313) =====	$ (271) =====	$ 9 ====

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CONTINGENT LIABILITIES

In the normal course of business, the Company and Bank may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

The Company has entered into “change of control” agreements with four officers.  The agreements provide for the payment of a specified multiple of each employee’s annual salary upon certain specified events taking place.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Statement 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the fair value amounts presented do not represent the underlying value of the Company.  The following methods and assumptions were used in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:

The carrying amounts reported for cash and cash equivalents approximate their fair values.

Securities:

Fair values for securities are based on quoted market prices.

Loans:

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans (i.e., fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values.

Deposits:

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values.  Fair values for fixed-rate certificates of deposit are estimates using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated contractual expected monthly maturities on time deposits.

Accrued interest:

The carrying amounts of accrued interest approximate the fair values.

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Borrowed funds:

The carrying amounts of borrowed funds are estimated using discounted cash flow analysis based on interest rates currently offered on borrowed funds.

The estimated fair values at December 31, 2004 and 2003 are as follows:

2004

2003

Estimated

Estimated

Carrying

fair

Carrying

fair

amount

value

amount

value

(Dollars in thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$ 2,329	$ 2,329	$ 6,702	$ 6,702
Securities	22,944	22,944	23,081	23,081
Loans, net	61,168	61,168	67,160	68,627
Accrued interest receivable	508	508	697	697

Total	$ 86,949 =======	$ 86,949 ======	$ 97,640 =======	$ 99,107 =====

FINANCIAL LIABILITIES
Deposits	$ 82,007	$ 82,006	$ 92,249	$ 92,564
Borrowed funds	74	74	86	86
Accrued interest payable	68	68	109	109

Total	$ 82,149 =====	$ 82,148 =======	$ 92,444 ======	$ 92,759 =======

The contract amount of commitments to extend credit and letters of credit total $9,020,000 at December 31, 2004 and $7,301,000 at December 31, 2003.  Such amounts are considered to be the fair values of these unrecognized financial instruments since they represent commitments at current interest rates.

NOTE 16 - QUARTERLY CONDENSED FINANCIAL DATA (UNAUDITED)

The following is a summary of selected unaudited quarterly financial data for 2004 and 2003:

Net income

(loss) per

Net

Provision

Net

common

Interest

interest

for loan

Income

share (basic

income

income

losses

(loss)

and diluted)

 (Dollars in thousands, except per share data)

2004
First quarter	$ 1,308	$ 925	$ 382	$ (222)	$ (.38)
Second quarter	1,219	853	72	(50)	(.08)
Third quarter	1,209	869	88	(135)	(.23)
Fourth quarter	1,214	904	-	39.06
2003
First quarter	$ 1,550	$ 995	$ -	$ 126.21
Second quarter	1,468	956	-	98.17
Third quarter	1,498	1,025	20	78.13
Fourth quarter	1,364	939	230	(1)	-

CORPORATE INFORMATION

DIRECTORS OF EXCHANGE BANCSHARES, INC.	COMMON STOCK

Cecil R. Adkins, Manufactured Housing, Developer

There were 586,644 common shares of Exchange Bancshares, Inc. outstanding on March 16, 2005, held of record by approximately 783 shareholders.  Since January 1, 1994, Exchange Bancshares, Inc.’s common shares have been traded on the over-the-counter market.  The brokerage firm that serves as a limited market maker is Sweney Cartwright & Co.  The following represents high and low trading prices and dividends declared during each respective quarter during 2004 and 2003.  Trading prices reflect inter-dealer prices, without retail mark-up, mark-down or commission.

Walbridge, Ohio
Mark S. Derkin, Specialized Industrial Components
Distributor, Maumee, Ohio
Donald P. Gerke, Educator
Pemberville, Ohio
Joseph R. Hirzel, Food Processing
Pemberville, Ohio
Rolland I. Huss, Farmer
Luckey, Ohio
Marion Layman, Banker
Luckey, Ohio
David G. Marsh, Mortuary Owner				Dividend
Luckey, Ohio	2004	High	Low	declared
Edmund J. Miller, Television Broadcasting, Engineer	First Quarter	$18.75	$18.00	$ -
Luckey, Ohio	Second Quarter	$18.35	$17.00	$ -
Victor J. Proffitt, Banker	Third Quarter	$17.00	$16.00	$ -
Holland, Ohio	Fourth Quarter	$17.00	$16.00	$ -

				Dividend
EXECUTIVE OFFICERS OF	2003	High	Low	declared
EXCHANGE BANCSHARES, INC.	First Quarter	$19.75	$18.10	$ -
	Second Quarter	$18.75	$17.25	$0.20
Marion Layman, Chairman	Third Quarter	$18.25	$17.35	$ -
Victor J. Proffitt, President & CEO	Fourth Quarter	$19.75	$17.55	$0.05
Joseph R. Hirzel, Secretary
Thomas E. Funk, Vice President & CFO	A copy of Exchange Bancshares, Inc.’s Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, is available at no charge to shareholders upon request to:

	Joseph R. Hirzel, Secretary
	Exchange Bancshares, Inc.
	237 Main Street, P. O. Box 177
	Luckey, OH 43443-0177
	(419) 833-3401

INDEPENDENT AUDITORS	INVESTOR INFORMATION
Clifton Gunderson LLP	Investors, analysts and others seeking financial information may contact:
1400 Edison Plaza, 300 Madison Avenue
Toledo, Ohio 43604	Victor J. Proffitt, President & CEO
(419) 244-3711	Thomas E. Funk, Vice President & CFO
	Exchange Bancshares, Inc.
COUNSEL	237 Main Street, P. O. Box 177
Dinsmore & Shohl LLP	Luckey, OH 43443-0177
Attorneys at Law	(419) 833-3401
1900 Chemed Center, 255 East Fifth Street
Cincinnati, Ohio 45202	MARKET MAKER
(513) 977-8200	Sweney Cartwright & Co.
	17 South High Street
TRANSFER AGENT	Columbus, Ohio 43215
Illinois Stock Transfer Company	(614) 228-5391 or (800) 334-7481
209 West Jackson Blvd., Suite 903
Chicago, Illinois 60606
(312) 427-2953 or (800) 757-5755
Fax (312) 427-2879