Form 10KSB/A, Exhibit 13
period 2004-12-31
EXCHANGE BANCSHARES INC
filed 2005-07-08
CIK 720912

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


Chairman’s and President’s Letter

Five Year Summary of Selected Financial Data

  2

Management’s Discussion and Analysis

  4

Report of Independent Registered Public Accounting Firm

16

Consolidated Financial Statements

17

Summary of Significant Accounting Policies

21

Notes to the Consolidated Financial Statements

25

Corporate Information

39



Dear Shareholders:

Thanks for your continued support of Exchange Bancshares, Inc.  2004 was a difficult year in terms of earnings and operational efficiencies.  The Board of Directors and the management team are working to improve these areas.

The Company had a net loss of $564 thousand in 2004, compared to net income of $172 thousand in 2003.  The major contributing factors to the loss were the $292 thousand increase in provision for loan losses, reflecting the increase in net loan charge-offs of $509 thousand in 2004, and the $364 thousand decrease in net interest income.  However, a positive message is that our non-performing loans dropped from $2 million in 2003, to $934 thousand in 2004.  Our assets decreased by 11% this past year, ending the year with $91 million in assets, as compared to $102 million in 2003.

Continual improvement of asset quality is a high priority for the Company.  We adopted a new loan policy this past year, which includes improved underwriting guidelines to enhance our overall credit quality.  We added a credit analyst to provide greater oversight in our underwriting process.  As many of you know, bankruptcies are still on the rise, which is a reason for our ongoing, concentrated collection efforts.  We made significant progress in the area of asset quality in 2004, but it is an ongoing process.  Management is working to improve earnings while maintaining credit quality.

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

Sincerely,

/s/  Marion Layman

Marion Layman

Chairman, President & CEO



Five-Year Summary of Selected Financial Data
Dollars in thousands, except per share data
	2004	2003
Years Ended December 31,	(As restated)	(As restated)	2002	2001	2000
Statements of Income
Interest income	$4,950	$5,880	$7,035	$8,287	$8,261
Interest expense	1,399	1,965	2,872	4,075	3,878
Net interest income	3,551	3,915	4,163	4,212	4,383
Provision for loan losses	542	250	2,019	15	75
Net interest income, after provision for loan losses	3,009	3,665	2,144	4,197	4,308
Non-interest income	492	622	768	680	552
Non-interest expenses	4,065	4,045	4,587	4,016	3,864
Income (loss) before income taxes	(564)	242	(1,675)	861	996
Income tax provision (credit)	-	70	(585)	269	320
Net income (loss)	$(564) =====	$172 ====	$(1,090) ======	$592 ====	$676 ====
Per Common Share
Net income (loss) – basic and diluted	$(0.96)	$0.29	$(1.86)	$1.01	$1.16
Cash dividends declared	-	0.25	0.25	0.50	0.49
Book value at year-end	14.14	15.46	15.72	17.85	17.01
Weighted average shares outstanding	586,644	586,644	586,644	585,553	583,870

Year End Balances
Assets	$90,719	$101,819	$110,688	$106,456	$103,155
Securities	22,944	23,081	17,652	14,815	15,435
Loans	62,274	68,555	72,512	81,182	79,279
Deposits	82,007	92,249	100,845	95,231	90,108
Borrowed funds	74	86	100	115	2,632
Shareholders' equity	8,298	9,069	9,222	10,452	9,933

Ratios
Return on average assets	(0.57)%	0.16%	(1.01)%	0.55%	0.67%
Return on average shareholders' equity	(6.57)%	1.85%	(10.51)%	5.93%	7.18%
Average shareholders' equity to average assets	8.73%	8.69%	9.60%	9.26%	9.27%
Dividend payout ratio	-	48.50%	-	49.49%	42.16%


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


Recent Developments

This Amendment to Exchange Bancshares, Inc.’s (the “Company”) Annual Report on Form 10-KSB for the year ended December 31, 2004 includes restated financial statements as of December 31, 2004 and 2003, and for the years then ended.  This restatement relates to our application of Statement of Financial Accounting Standard No. 109. “Accounting for Income Taxes” (“Statement 109”).

The principal application of Statement 109 to the Company’s consolidated financial statements relates to the accounting for the Company’s net operating loss carryforwards and the valuation allowance for deferred tax assets.  As a result of an updated review and analysis of the requirements of Statement 109 and the consideration of various factors, including the Company’s recent losses and decreases in loans, deposits and net interest income, the Company has restated the 2004 and 2003 consolidated financial statements to reflect an increase in the valuation allowance for deferred tax assets of $196,000 in 2004 and $129,000 in 2003.

This application of Statement 109 results in the following changes in reported net income (loss) for the periods presented in this report:

•

an increase of $196,000 in net loss for the year ended December 31, 2004;

•

a decrease of $129,000 in net income for the year ended December 31, 2003.

This application of Statement 109 also results in changes to comprehensive income and the consolidated statements of cash flows and balance sheets during the periods listed above.

The restatement had no impact on cash flow from operations and as shown in Note 11, the Bank continues to be classified as “well capitalized”  under the regulatory framework for prompt corrective action.


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

Financial Condition


As of December 31, 2004, the Company had total assets of $90,719,000, $62,274,000 in loans, $82,007,000 in deposits, and $8,298,000 in shareholders’ equity.  Such amounts compare to total assets of $101,819,000, $68,555,000 in loans, $92,249,000 in deposits, and $9,069,000 in shareholders’ equity at December 31, 2003.


Loan Portfolio


Loans, as a component of earning assets, represent a significant portion of earning assets at December 31, 2004.  As presented in the “Consolidated Average Balance Sheets and Related Yields and Rates” table, included herein, average loans decreased 6.7% in 2004 to represent 69.9% of average interest-earning assets compared to 69.5% in 2003 and 79.0% in 2002.  Total loans decreased from $68,555,000 at December 31, 2003 to $62,274,000 at December 31, 2004.  This represents a decrease of $6,281,000, or 9.2%, from the previous year.  The decrease was due to decreases in nonresidential real estate loans of $2,745,000 or 12.8%, consumer loans of $2,209,000 or 22.7%, residential real estate loans of $1,675,000 or 5.1% and municipal loans of $570,000, offset by increases in construction loans of $423,000 or 32.8%, commercial and industrial loans of $277,000 and agricultural loans of $218,000.  The majority of the decrease was a result of increased competition from other financial institutions, payoffs of certain large commercial real estate loans, an increase in charged-off loans due to bankruptcies and a more conservative approach in evaluating credit quality.  After the large increase in non-performing assets during 2002, the Company’s primary focus was to improve asset quality.  The Company’s concern about asset quality and underwriting standards, along with the reasons stated above, resulted in a decrease in the size of the loan portfolio from 2002 through 2004.  Once the amount of non-performing loans is reduced to an acceptable level, the Company’s strategy will be to implement marketing plans which will increase the size of the loan portfolio and interest income.


The following table provides a five-year summary of the loan portfolio (dollars in thousands).

December 31,	2004	2003	2002	2001	2000
Loans secured by real estate:
Construction	$1,714	$1,291	$2,258	$1,694	$833
Residential properties	31,083	32,758	27,687	32,994	37,854
Nonresidential properties, including farm land	18,632	21,377	26,704	28,141	24,157
Agricultural production	851	633	1,103	852	816
Commercial and industrial	2,115	1,838	2,582	3,596	2,544
Consumer	7,505	9,714	11,358	13,637	12,935
Municipal	374	944	820	268	140
Total	$62,274 ======	$68,555 ======	$72,512 ======	$81,182 =====	$79,279 ======

Loans secured by real estate:
Construction	2.8%	1.9%	3.1%	2.1%	1.1%
Residential properties	49.9%	47.8%	38.2%	40.6%	47.7%
Nonresidential properties, including farm land	29.9%	31.2%	36.8%	34.7%	30.5%
Agricultural production	1.4%	0.9%	1.5%	1.1%	1.0%
Commercial and industrial	3.4%	2.7%	3.6%	4.4%	3.2%
Consumer	12.0%	14.1%	15.7%	16.8%	16.3%
Municipal	0.6%	1.4%	1.1%	0.3%	0.2%
Total	100.0% =====	100.0% =====	100.0% =====	100.0% =====	100.0% ======

The following table shows the amount of commercial, agricultural and municipal loans, real estate nonresidential loans and real estate construction loans at December 31, 2004 (dollars in thousands).

	Within	1 - 5	After
December 31, 2004	1 Year	Years	5 Years	Total

Commercial, industrial, agricultural and municipal	$ 2,511	$ 782	$ 47	$ 3,340
Real estate nonresidential	9,435	7,494	1,703	18,632
Real estate construction	1,383	331	0	1,714
Total	$13,329 ======	$8,607 =====	$1,750 =====	$23,686 ======

Fixed	$ 3,249	$1,326	$1,630	$ 6,205
Variable	10,080	7,281	120	17,481
Total	$13,329 ======	$8,607 =====	$1,750 =====	$23,686 ======

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

The following table provides a five-year summary of non-performing assets (dollars in thousands).

December 31,	2004	2003	2002	2001	2000

Non-accrual loans	$892	$627	$1,351	$921	$357
Restructured loans	0	372	11	14	0
Loans past due 90 days or more and still accruing	42	1,033	753	787	195
Total non-performing loans	934	2,032	2,115	1,722	552
Other real estate owned	0	237	1,150	92	0
Total non-performing assets	$934 ===	$2,269 =====	$3,265 =====	$1,814 =====	$552 ===

Ratios
Non-performing loans to total loans	1.50%	2.96%	2.92%	2.12%	0.70%
Non-performing assets to total loans
plus other real estate owned	1.50%	3.30%	4.43%	2.23%	0.70%

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

The following table provides a five-year summary of allowance for loan losses activity (dollars in thousands).

	2004	2003	2002	2001	2000

Balance at beginning of year	$1,395	$1,417	$844	$756	$1,008

Charge-offs:
Real estate	679	141	396	0	0
Commercial, industrial and agricultural	20	20	318	92	239
Consumer	173	213	647	116	49
Credit card	49	166	197	52	118
Total charge-offs	921	540	1,558	260	406

Recoveries:
Real estate	42	74	10	1	2
Commercial, industrial and agricultural	20	31	27	238	65
Consumer	58	145	70	79	11
Credit card	20	18	5	15	1
Total recoveries	140	268	112	333	79

Net charge-offs	781	272	1,446	(73)	327

Transfer to other liabilities	(50)	-	-	-	-
Provision for loan losses	542	250	2,019	15	75

Balance at end of year	$1,106 =====	$1,395 =====	$1,417 =====	$844 ====	$756 ===

Allocation of Allowance for Loan Losses:
Real estate	$218	$337	$192	$52	$6
Commercial, industrial and agricultural	490	515	555	408	172
Consumer and credit card	272	349	200	135	104
Unallocated	126	194	470	249	474
Total	$1,106 ====	$1,395 ====	$1,417 ====	$844 ===	$756 ===

Ratios
Net charge-offs to average loans	1.21%	0.39%	1.81%	(0.09)%	0.42%
Allowance for loan losses to total loans	1.78%	2.03%	1.95%	1.04%	0.95%
Allowance for loan losses to non-performing loans	118.42%	68.65%	67.00%	49.01%	136.96%

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

	Amortized Cost
	Within 1 Year		1 - 5 Years		5 - 10 Years		Total		Total
December 31, 2004	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Fair Value

U.S. Treasury	$1,515	3.22%	-	-	-	-	$1,515	3.22%	$1,522
Federal Agency	2,283	2.11%	15,410	2.77%	-	-	17,693	2.68%	17,545
Mortgage-Backed	-	-	375	3.20%	-	-	375	3.20%	373
Corporate Debt	1,497	2.07%	1,329	3.65%	-	-	2,826	2.80%	2,818
Total	$5,295 ====	2.42%	$17,114 =====	2.85%	- =======	-	$22,409 =====	2.74%	$22,258 =====

Deposits


At December 31, 2004, deposits were $82,007,000, a decrease of $10,242,000 or 11.1% from $92,249,000 at December 31, 2003.  The decrease was primarily due to a decrease of $9,084,000 in certificates of deposit.  Certificates of deposit decreased $16,977,000 from December 31, 2002 to December 31, 2004 due to higher rate interest-bearing certificates maturing and the funds transferring to other institutions or investment alternatives.  Such decreases in certificates of deposit were part of the Company’s strategy to decrease its reliance on high-rate certificates of deposit as a funding source for loans.  The Company’s strategy also included the use of temporary funding sources other than deposits, if necessary, for future loan growth.  See the Borrowed Funds section of Management’s Discussion and Analysis for more details.


The following table provides a five-year summary of deposits by product (dollars in thousands):

December 31,	2004	2003	2002	2001	2000

Noninterest-bearing deposits	$11,903	$10,438	$11,535	$10,943	$9,446
NOW and money market accounts	15,405	16,628	16,168	16,615	14,395
Savings accounts	17,730	18,543	17,862	16,757	15,128
Individual retirement accounts	5,855	6,442	7,189	6,339	6,062
Certificates of deposits	31,114	40,198	48,091	44,577	45,077
Total	$82,007 =====	$92,249 =====	$100,845 ======	$95,231 =====	$90,108 =====

The following table is a schedule of certificates of deposit, including individual retirement accounts, of $100,000 or more as of December 31, 2004 (dollars in thousands):

	Within	3 - 6	6 - 12	Over 12
December 31, 2004	3 Months	Months	Months	Months	Total

Certificates of deposit of $100,000 or More	$1,091	$654	$3,387	$3,986	$9,118

Borrowed Funds


The Bank has various sources available to fund loans.  Temporary funding sources include a line of credit with a correspondent bank for $875,000 and a short-term cash management credit line with the Federal Home Loan Bank  (“FHLB”)  for $10,000,000.  The Bank is a member of the FHLB and may obtain both overnight and term advances.  The Bank also has approximately $8,000,000 of additional credit available from the FHLB.  See Note 5 of the Notes to Consolidated Financial Statements for more information.

Capital Resources

At December 31, 2004, shareholders’ equity was $8,298,000 or 9.15% of total assets compared to $9,069,000 or 8.91% of total assets at December 31, 2003.  The decrease was due to a net loss of $564,000 and a reduction of $207,000 in unrealized gains on available-for-sale securities.

The Federal Reserve Board has established risk-based capital requirements for bank holding companies and banks.   The primary purpose of these requirements is to assess the risk in a financial institution’s balance sheet and off-balance sheet financial instruments in relation to adjusted capital.  To be considered well-capitalized under prompt corrective action, the Bank is required to maintain a minimum total qualifying capital of at least 10% and Tier I (Core) capital of at least 6%.  Tier I capital includes common equity, non-cumulative perpetual preferred stock, and minority interest less goodwill and other disallowed intangibles.  Tier II (supplementary) capital includes subordinated debt, intermediate-term preferred stock, the allowance for loan losses and preferred stock not qualifying for Tier I capital.  At December 31, 2004, the Bank’s risk-based capital ratio for Tier I and Tier II capital was 14.0% and 15.3%, respectively.  A detailed summary of the capital amounts and selected rates is provided in Note 11 of the Notes to Consolidated Financial Statements.


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

The following table shows the Company’s interest rate sensitivity position as of December 31, 2004 (dollars in thousands).


		Over	Over	Over
	Within	3 Months	1 Year	3 Years	After
December 31, 2004	3 Months	to 1 Year	to 3 Years	to 5 Years	5 Years	Total

Interest-bearing deposits in banks	$ 12	$ -	$ -	$ -	$ -	$ 12
Federal funds sold	598	-	-	-	-	598
Securities	1,500	3,794	15,322	1,642	686	22,944
Loans	15,226	10,331	14,190	9,025	13,502	62,274
Other assets	-	-	-	-	4,891	4,891
Total assets	$17,336 =====	$14,125 =====	$29,512 =====	$10,667 =====	$19,079 =====	$90,719 =====

Interest-bearing deposits	$10,353	$22,510	$19,739	$10,644	$6,858	$70,104
Borrowed funds	1	10	19	14	30	74
Noninterest-bearing deposits	-	-	-	-	11,903	11,903
Other liabilities and equity	-	-	-	-	8,638	8,638
Total liabilities and equity	$10,354 =====	$22,520 =====	$19,758 =====	$10,658 =====	$27,429 =====	$90,719 =====

Gap	$6,982	$(8,395)	$9,754	$ 9	$(8,350)
Cumulative gap	6,982	(1,413)	8,341	8,350	0

Cumulative gap to total assets	7.70%	(1.56)%	9.19%	9.20%

The above table includes mortgage-backed securities with maturities projected based on anticipated cash flows rather than final maturity.


Comparison of Results of Operations


For 2004, the Company’s net loss was $(564,000) or $(0.96) per share compared to net income of $172,000 or $0.29 per share for 2003 and a net loss of $(1,090,000) or $(1.86) per share for 2002.  The net loss for 2002 was primarily due to the $2,019,000 provision for loan losses.  The net loss for 2004 as compared to net income in 2003 was primarily due to decreases in net interest income and non-interest income, and an increase in the provision for loan losses.  The decrease in net interest income was due to lower volumes of higher yielding loans.  Return on average assets (ROA) was (0.57)%, 0.16% and (1.01)% in 2004, 2003 and 2002, respectively.  Return on average shareholders’ equity (ROE) was (6.57)%, 1.85% and (10.51)% in 2004, 2003 and 2002, respectively.


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


Consolidated Average Balance Sheets and Related Yields and Rates

		2004			2003			2002
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yields /	Average	Income /	Yields /	Average	Income /	Yields /
	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates
(dollars in thousands)
Assets:
Interest-earning deposits in banks	$12	$ -	- %	$19	$ -	- %	$37	$ -	- %
Federal funds sold	4,533	55	1.21%	9,458	105	1.11%	5,768	87	1.51%
Securities	23,256	681	2.93%	20,860	746	3.58%	15,433	808	5.24%
Loans (1) (2)	64,668	4,223	6.53%	69,281	5,044	7.28%	79,717	6,140	7.70%
Total interest-earning assets	92,469	4,959	5.36%	99,618	5,895	5.92%	100,955	7,035	6.97%

Cash and due from banks	2,443			2,629			3,101
Allowance for loan losses	(1,187)			(1,291)			(886)
Other assets	4,543			5,808			4,838

Total assets	$98,268 =====			$106,764 ======			$108,008 ======

Liabilities and Shareholders’ Equity:
NOW accounts	$15,423	203	1.32%	$15,532	221	1.42%	$16,437	508	3.09%
Money market accounts	1,670	13	0.78%	1,491	14	0.94%	1,068	16	1.50%
Savings accounts	18,556	55	0.30%	18,206	84	0.46%	17,215	201	1.17%
Time deposits	42,450	1,123	2.65%	50,619	1,640	3.24%	51,345	2,131	4.15%
Total interest-bearing deposits	78,099	1,394	1.78%	85,848	1,959	2.28%	86,065	2,856	3.32%
Borrowed funds	80	5	6.25%	93	6	6.45%	572	16	2.80%
Total interest-bearing liabilities	78,179	1,399	1.79%	85,941	1,965	2.29%	86,637	2,872	3.32%

Noninterest-bearing deposits	11,123			11,019			10,498
Other liabilities	386			526			502
Shareholders' equity	8,580			9,278			10,371

Total liabilities and shareholders' equity	$98,268 =====			$106,764 ======			$108,008 ======

Net interest income on a tax-equivalent basis		$3,560 ====			$3,930 ====			$4,163 ====

Net interest spread			3.57% =====			3.63% =====			3.65% =====

Net yield on interest-earning assets			3.85% =====			3.95% =====			4.12% =====

NOTES:

(1)

Interest income includes loan fees.

(2)

Non-accrual loans are included in loans and do not have a material impact on the analysis.


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

Rate and Volume Analysis
	2004 vs. 2003			2003 vs. 2002
Changes in Tax Equivalent		Yield /			Yield /
Interest Income	Volume	Rate	Total	Volume	Rate	Total
(dollars in thousands)
Assets:
Interest-earning deposits in banks	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Federal funds sold	(59)	9	(50)	31	(13)	18
Securities	80	(145)	(65)	237	(299)	(62)
Loans	(322)	(499)	(821)	(762)	(334)	(1,096)
Total	(301)	(635)	(936)	(494)	(646)	(1,140)

Liabilities:
NOW accounts	(2)	(16)	(18)	(28)	(259)	(287)
Money market accounts	2	(3)	(1)	6	(8)	(2)
Savings accounts	2	(31)	(29)	12	(129)	(117)
Time deposits	(242)	(275)	(517)	(30)	(461)	(491)
Borrowed funds	(1)	0	(1)	(20)	10	(10)
Total	(241)	(325)	(566)	(60)	(847)	(907)

Change in net interest income	$(60) ===	$(310) ====	$(370) ====	$(434) ====	$201 ===	$(233) ====

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

				2004	2003
Year ended December 31,	2004	2003	2002	vs. 2003	vs. 2002

Service charges on deposits	$381	$403	$389	(5.5)%	3.6%
Secondary market loan fees	46	98	163	(53.1)%	(39.9)%
Fees on annuities and mutual funds	-	25	131	(100.0)%	(80.9)%
Net gains on sales of securities	5	29	19	(82.8)%	52.6%
Other income	60	67	66	(10.4)%	1.5%
Total non-interest income	$492 ===	$622 ===	$768 ===	(20.9)%	(19.0)%

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

				2004	2003
Year ended December 31,	2004	2003	2002	vs. 2003	vs. 2002

Salaries, wages and employee benefits	$2,060	$1,955	$2,230	5.4%	(12.3)%
Net occupancy and equipment	540	574	584	(5.9)%	(1.7)%
Bank, ATM and credit card charges	168	181	192	(7.2)%	(5.7)%
Data processing	171	170	165	0.6%	3.0%
Directors fees	-	130	110	(100.0)%	18.2%
Audit and other professional fees	227	175	203	29.7%	(13.8)%
State and other taxes	109	107	123	1.9%	(13.0)%
Postage and courier	108	110	122	(1.8)%	(9.8)%
Supplies and printing	75	79	136	(5.1)%	(41.9)%
Advertising	134	55	130	143.6%	(57.7)%
Legal	148	109	199	35.8%	(45.2)%
Telephone	88	94	79	(6.4)%	19.0%
Other	237	306	314	(22.5)%	(2.5)%
Total Non-interest Expenses	$4,065 ====	$4,045 ====	$4,587 ====	0.5%	(11.8)%

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

Income Taxes


The Company had no provision for income taxes in 2004 compared to a $70,000 provision in 2003 and a credit of $(585,000) in 2002, representing an effective tax rate of 0.0%, 28.9%, and (34.9)%, respectively.  There was no credit for federal income taxes in 2004 due to the $196,000 increase in the valuation allowance for deferred tax assets.  See Notes 7 and 17 to the Company’s Consolidated Financial Statements for additional details.


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


The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies.  These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and in Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management has identified the determination of the allowance for loan losses and the valuation allowance for deferred tax assets as the accounting areas that require the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.


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


As discussed in Note 17, the 2004 and 2003 consolidated financial statements have been restated.

CLIFTON GUNDERSON LLP

Toledo, Ohio

February 4, 2005, except for Note 17, as to which

       the date is June 28, 2005.


EXCHANGE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003


2004

2003

ASSETS

(As restated)

(As restated)

 (Dollars in thousands, except par value)

CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 1,719	$ 2,352
Interest-bearing demand deposits in banks	12	9
Federal funds sold	598	4,341
Total cash and cash equivalents	2,329	6,702
SECURITIES
Available-for-sale, at fair value	22,258	22,416
Restricted stock, at cost	686	665
Total securities	22,944	23,081
LOANS	62,274	68,555
Less allowance for loan losses	1,106	1,395
Net loans	61,168	67,160
PREMISES AND EQUIPMENT, NET	3,318	3,495
OTHER REAL ESTATE OWNED	-	237
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	960	1,144

TOTAL ASSETS	$90,719 ======	$101,819 ======


LIABILITIES AND SHAREHOLDERS’ EQUITY


LIABILITIES
Deposits:
Non-interest bearing	$ 11,903	$ 10,438
Interest-bearing	70,104	81,811
Total deposits	82,007	92,249
Federal Home Loan Bank borrowing	74	86
Accrued interest payable and other liabilities	340	415
Total liabilities	82,421	92,750
SHAREHOLDERS’ EQUITY
Preferred shares, $25.00 par value. Authorized 750 shares; no shares issued	-	-
Common stock, $5.00 par value. Authorized 750,000 shares; issued and outstanding 586,644 shares	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	394	958
Accumulated other comprehensive income (loss)	(100)	107
Total shareholders’ equity	8,298	9,069

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$90,719 ======	$101,819 =======


These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2004, 2003 and 2002


2004

2003

2002

(Dollars in thousands, except per share data)                           (As restated)   (As restated)

INTEREST INCOME
Loans, including fees	$ 4,214	$ 5,029	$ 6,140
Investment securities	681	746	808
Federal funds sold and other	55	105	87
Total interest income	4,950	5,880	7,035
INTEREST EXPENSE
Deposits	1,394	1,959	2,856
Federal Home Loan Bank borrowings	5	6	16
Total interest expense	1,399	1,965	2,872
Net interest income	3,551	3,915	4,163
PROVISION FOR LOAN LOSSES	542	250	2,019
Net interest income, after provision for loan losses	3,009	3,665	2,144
NON-INTEREST INCOME
Service charges on deposit accounts	381	403	389
Secondary market loan fees	46	98	163
Fees on sales of annuities and mutual funds	-	25	131
Securities gains	5	29	19
Other	60	67	66
Total non-interest income	492	622	768
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	2,060	1,955	2,230
Occupancy of premises	540	574	584
Bank, ATM and credit card charges	168	181	192
Data processing	171	170	165
Directors fees	-	130	110
Audit and other professional fees	227	175	203
State and other taxes	109	107	123
Postage and courier	108	110	122
Supplies and printing	75	79	136
Advertising	134	55	130
Legal	148	109	199
Telephone	88	94	79
Other	237	306	314
Total non-interest expenses	4,065	4,045	4,587
Income (loss) before federal income taxes	(564)	242	(1,675)
FEDERAL INCOME TAX PROVISION (CREDIT)	-	70	(585)

NET INCOME (LOSS)	$ (564) ======	$ 172 =====	$ (1,090) =======
NET INCOME (LOSS) PER SHARE, based on 586,644 shares in 2004, 2003 and 2002	$ (0.96) ======	$ 0.29 =====	$ (1.86) =======


These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2004, 2003 and 2002


Accumulated

other

Additional

comprehensive

Common

paid-in

Retained

income

stock

capital

earnings

 (loss)

Total

(Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 2001	$ 2,933	$ 5,071	$ 2,168	$ 280	$ 10,452
Comprehensive loss:
Net loss	-	-	(1,090)	-	(1,090)
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	-	-	-	6	6
Total comprehensive loss	-	-	-	-	(1,084)
Cash dividends declared, $.25 per share	-	-	(146)	-	(146)
BALANCE AT DECEMBER 31, 2002	2,933	5,071	932	286	9,222
Comprehensive income:
Net income, as restated	-	-	172	-	172
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	-	-	-	(179)	(179)
Total comprehensive loss, as restated	-	-	-	-	(7)
Cash dividends declared, $.25 per share	-	-	(146)	-	(146)
BALANCE AT DECEMBER 31, 2003, as restated	2,933	5,071	958	107	9,069
Comprehensive loss:
Net loss, as restated	-	-	(564)	-	(564)
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	-	-	-	(207)	(207)
Total comprehensive loss, as restated	-	-	-	-	(771)

BALANCE AT DECEMBER 31, 2004, as restated	$ 2,933 =====	$ 5,071 =====	$ 394 =====	$ (100) ======	$ 8,298 ======


These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

EXCHANGE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002


2004

2003

2002

                                                                                                          (As restated)  (As restated)

 (Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (564)	$ 172	$ (1,090)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	542	250	2,019
Depreciation of premises and equipment	240	257	233
Deferred federal income taxes	(7)	70	(195)
Securities amortization, net	416	312	119
Federal Home Loan Bank stock dividends	(21)	(19)	(22)
Net securities gains	(5)	(29)	(19)
Loss (gain) from sale of foreclosed assets (including other real estate owned) and equipment	19	34	(8)
Effects of changes in operating assets and liabilities:
Accrued interest receivable and other assets	378	509	(434)
Accrued interest payable and other liabilities	(125)	(106)	(85)
Net cash provided by operating activities	873	1,450	518
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(9,352)	(22,069)	(7,314)
Proceeds from sale of available-for-sale securities	1,936	2,131	521
Proceeds from maturities of available-for-sale securities	6,849	13,974	3,887
Net decrease in loans	5,324	3,088	6,075
Purchases of premises and equipment	(99)	(371)	(201)
Proceeds from disposal of equipment	40	14	-
Proceeds from sale of other real estate owned	310	1,476	100
Net cash provided by (used in) investing activities	5,008	(1,757)	3,068
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(10,242)	(8,596)	5,613
Repayment of Federal Home Loan Bank borrowings	(12)	(14)	(15)
Dividends paid	-	(146)	(146)
Other	-	-	(38)
Net cash provided by (used in) financing activities	(10,254)	(8,756)	5,414
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,373)	(9,063)	9,000

CASH AND CASH EQUIVALENTS
Beginning of year	6,702	15,765	6,765

End of year	$ 2,329 ======	$ 6,702 ======	$ 15,765 ======


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

NOTE 7 - FEDERAL INCOME TAXES


The components of the provision (credit) for income taxes for the years ended December 31, 2004, 2003 and 2002 are as follows:

2004

2003

2002

 (As restated)

 (As restated)

 (Dollars in thousands)

Current	$ 7	$ -	$ (390)
Deferred	(7)	70	(195)

Total provision (credit) for income taxes	$ - ====	$ 70 ===	$ (585) =====


EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - FEDERAL INCOME TAXES (CONTINUED)


The income tax provision (credit) attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

2004

2003

2002

 (As restated)

(As restated)

 (Dollars in thousands)

Expected tax using federal statutory rate of 34%	$ (192)	$ 82	$ (570)
Tax-exempt income, net of interest expense associated with carrying tax-exempt instruments	(5)	(8)	(5)
Increase (decrease) in valuation allowance for deferred tax assets	196	(9)	(19)
Other, net	1	5	9
Total provision (credit) for income taxes	$ - ====	$ 70 ====	$ (585) ======

The significant components of the provision (credit) for deferred income taxes for the years ended December 31, 2004, 2003 and 2002, were as follows:

2004

2003

2002

 (As restated)

 (As restated)

 (Dollars in thousands)

Deferred tax provision (credit) arising from the tax benefit of temporary differences, exclusive of items listed below	$ 82	$ 79	$ (176)
Net operating loss carryforward	(285)	-	-
Increase (decrease) in valuation allowance for deferred tax assets	196	(9)	(19)
Total provision (credit) for deferred income taxes	$ (7) =====	$ 70 ====	$ (195) ======

The tax effects of temporary differences which comprise the significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2004 and 2003, are as follows:

2004

2003

 (As restated)

 (As restated)

 (Dollars in thousands)

Deferred tax assets:
Allowance for loan losses	$ 216	$ 338
Net operating loss carryforward	532	257
Loans on nonaccrual of interest	52	31
Unrealized loss on securities available-for-sale	51	-
Other, net	44	21
	895	647
Less valuation allowance	453	257
Deferred tax assets, net of valuation allowance	442	390
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	59	52
Depreciation of premises and equipment	68	81
Unrealized gain on securities available-for-sale	-	55
Total deferred tax liabilities	127	188
Net deferred tax assets	$ 315 =====	$ 202 =====


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


In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The valuation allowance for deferred tax assets at December 31, 2004 and 2003 is provided for that portion of the net operating loss carryforwards for which management believes realization is not more likely than not.

NOTE 8 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The actual capital amounts and ratios of the Company and Bank as of December 31, 2004 and 2003 are presented in the following tables:


Minimum to be

well capitalized

Minimum

under prompt

Actual

capital

corrective

(As restated)

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in thousands)

As of December 31, 2004
Total Capital (to Risk-
Weighted Assets)
Consolidated	$ 9,052	15.4%	$ 4,692	> 8.0%	$ N/A	N/A
Bank	8,931	15.3%	4,680	> 8.0%	5,850	> 10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$ 8,315	14.2%	$ 2,346	> 4.0%	$ N/A	N/A
Bank	8,194	14.0%	2,340	> 4.0%	3,510	> 6.0%

Tier I Capital (to
Average Assets)
Consolidated	$ 8,315	8.8%	$ 3,771	> 4.0%	$ N/A	N/A
Bank	8,194	8.7%	3,765	> 4.0%	4,706	> 5.0%

As of December 31, 2003
Total Capital (to Risk-
Weighted Assets)
Consolidated	$ 9,710	14.7%	$ 5,295	> 8.0%	$ N/A	N/A
Bank	9,539	14.5%	5,275	> 8.0%	6,594	> 10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$ 8,879	13.4%	$ 2,647	> 4.0%	$ N/A	N/A
Bank	8,708	13.2%	2,638	> 4.0%	3,956	> 6.0%

Tier I Capital (to
Average Assets)
Consolidated	$ 8,879	8.5%	$ 4,186	> 4.0%	$ N/A	N/A
Bank	8,708	8.3%	4,177	> 4.0%	5,221	> 5.0%

Refer to Note 17 as to the nature of the restatement.


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

EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Summary of condensed financial information of the parent company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 follows:


CONDENSED BALANCE SHEETS

2004

2003

 (As restated)

 (As restated)

 (Dollars in thousands)

Assets:
Cash and cash equivalents	$ 34	$ 51
Investment in subsidiary bank	8,177	8,898
Other assets	87	123

Total assets	$ 8,298 ======	$ 9,072 ======

Other liability	$ -	$ 3

Shareholders’ equity:
Preferred stock	-	-
Common stock	2,933	2,933
Additional paid-in capital	5,071	5,071
Retained earnings	394	958
Accumulated other comprehensive income (loss)	(100)	107

Total shareholders’ equity	8,298	9,069

Total liabilities and shareholders’ equity	$ 8,298 ======	$ 9,072 ======

CONDENSED STATEMENTS

OF OPERATIONS

2004

2003

2002

 (As restated)

 (As restated)

 (Dollars in thousands)

Income:
Dividends from subsidiary bank	$ -	$ 150	$ 329
Interest on deposits in subsidiary bank	-	1	5
Total income	-	151	334
Expenses – professional fees and other expenses	76	184	352
Loss before income taxes and equity in undistributed net income (loss) of subsidiary	(76)	(33)	(18)
Income tax benefit	26	62	118
Income (loss) before equity in undistributed net income (loss) of subsidiary	(50)	29	100
Equity in undistributed net income (loss) of subsidiary	(514)	143	(1,190)

Net income (loss)	$ (564) =====	$ 172 =====	$ (1,090) ======


EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)


CONDENSED STATEMENTS

OF CASH FLOWS

2004

2003

2002

                                                                                                 (As restated)  (As restated)

 (Dollars in thousands)

Cash flows from operating activities:
Net income (loss)	$ (564)	$ 172	$ (1,090)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net loss (income) of subsidiary	514	(143)	1,190
Change in other assets	36	67	7
Change in other liabilities	(3)	(20)	(81)
Net cash provided by (used in) operating activities	(17)	76	26
Cash flows from financing activities:
Cash dividends paid	-	(146)	(146)
Net decrease in cash and cash equivalents	(17)	(70)	(120)
Cash and cash equivalents at:
Beginning of year	51	121	241
End of year	$ 34 =====	$ 51 ====	$ 121 ======

Refer to Note 17 as to the nature of the restatement.


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

The estimated fair values at December 31, 2004 and 2003 are as follows:

2004

2003

Estimated

Estimated

Carrying

fair

Carrying

fair

amount

value

amount

value

(Dollars in thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$ 2,329	$ 2,329	$ 6,702	$ 6,702
Securities	22,944	22,944	23,081	23,081
Loans, net	61,168	61,168	67,160	68,627
Accrued interest receivable	508	508	697	697
Total	$ 86,949 =======	$ 86,949 ======	$ 97,640 =======	$ 99,107 =====
FINANCIAL LIABILITIES
Deposits	$ 82,007	$ 82,006	$ 92,249	$ 92,564
Borrowed funds	74	74	86	86
Accrued interest payable	68	68	109	109
Total	$ 82,149 =====	$ 82,148 =======	$ 92,444 ======	$ 92,759 =====

The contract amount of commitments to extend credit and letters of credit total $9,020,000 at December 31, 2004 and $7,301,000 at December 31, 2003.  Such amounts are considered to be the fair values of these unrecognized financial instruments since they represent commitments at current interest rates.


NOTE 16 - QUARTERLY CONDENSED FINANCIAL DATA (UNAUDITED)

The following is a summary of selected unaudited quarterly financial data for 2004 and 2003 (as restated):

Net income

(loss) per

Net

Provision

Net

common

Interest

interest

for loan

Income

share (basic

income

income

losses

(loss)

and diluted)

 (Dollars in thousands, except per share data)

2004
First quarter	$ 1,308	$ 925	$ 382	$ (339)	$ (.58)
Second quarter	1,219	853	72	(78)	(.13)
Third quarter	1,209	869	88	(135)	(.23)
Fourth quarter	1,214	904	-	(12)	(.02)
2003
First quarter	$ 1,550	$ 995	$ -	$ 126	$ .21
Second quarter	1,468	956	-	98.17
Third quarter	1,498	1,025	20	78.13
Fourth quarter	1,364	939	230	(130)	(.22)

Refer to Note 17 as to the nature of the restatement.


EXCHANGE BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - RESTATEMENT

Subsequent to the Company filing its Form 10-KSB for the year ended December 31, 2004, the Company received a comment letter from the Securities and Exchange Commission (“SEC”) which included questions relating to the accounting and reporting of the valuation allowance for deferred tax assets.  As a result of such comments, the Company performed an updated review and analysis of the requirements of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, as they relate to the accounting for net operating loss carryforwards and the valuation allowance for deferred tax assets.  As a result of such analysis and the consideration of various factors, including the Company’s recent losses and decreases in loans, deposits and net interest income, the Company has restated the 2004 and 2003 consolidated financial statements to reflect an increase in the valuation allowance for deferred tax assets of $196,000 in 2004 and $129,000 in 2003.

The following tables summarize the effect of the restatement on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003:

2004

2003

As

As

previously

As

previously

As

reported

restated

reported

restated

(Dollars in thousands, except per share data)

Statements of Operations

Federal income tax provision

(credit)

$

(196)

$

-

$

(59)

$

Net income (loss)

(368)

(564)

301

172

Net income (loss) per share

(0.63)

(0.96)

0.51

0.29

Comprehensive Income

Net income (loss)

(368)

(564)

301

172

Total comprehensive income (loss)

(575)

(771)

(7)

Statements of Cash Flows

Net income (loss)

(368)

(564)

301

Deferred federal income taxes

(203)

(7)

(59)

70

Balance Sheets

Accrued interest receivable and

other assets

1,285

1,273

1,144

Total assets

91,044

90,719

101,948

101,819

Total shareholders’ equity

8,623

8,298

9,198

9,069

Total liabilities and shareholders’

equity

91,044

90,719

101,948

101,819

The restatement had no impact on cash flow from operations and as shown in Note 11, the Bank continues to be classified as “well capitalized” under the regulatory framework for prompt corrective action.

This information is an integral part of the accompanying

consolidated financial statements.



CORPORATE INFORMATION

DIRECTORS OF EXCHANGE BANCSHARES, INC.	COMMON STOCK

Cecil R. Adkins, Manufactured Housing, Developer

There were 586,644 common shares of Exchange Bancshares, Inc. outstanding on June 30, 2005, held of record by approximately 783 shareholders.  Since January 1, 1994, Exchange Bancshares, Inc.’s common shares have been traded on the over-the-counter market.  The brokerage firm that serves as a limited market maker is Sweney Cartwright & Co.  The following represents high and low trading prices and dividends declared during each respective quarter during 2004 and 2003.  Trading prices reflect inter-dealer prices, without retail mark-up, mark-down or commission.

Walbridge, Ohio
Mark S. Derkin, Specialized Industrial Components
Distributor, Maumee, Ohio
Donald P. Gerke, Educator
Pemberville, Ohio
Joseph R. Hirzel, Food Processing
Pemberville, Ohio
Rolland I. Huss, Farmer
Luckey, Ohio
Marion Layman, Banker
Luckey, Ohio
David G. Marsh, Mortuary Owner				Dividend
Luckey, Ohio	2004	High	Low	declared
Edmund J. Miller, Television Broadcasting, Engineer	First Quarter	$18.75	$18.00	$ -
Luckey, Ohio	Second Quarter	$18.35	$17.00	$ -
	Third Quarter	$17.00	$16.00	$ -
	Fourth Quarter	$17.00	$16.00	$ -

				Dividend
EXECUTIVE OFFICERS OF	2003	High	Low	Declared
EXCHANGE BANCSHARES, INC.	First Quarter	$19.75	$18.10	$ -
	Second Quarter	$18.75	$17.25	$0.20
Marion Layman, Chairman, President & CEO	Third Quarter	$18.25	$17.35	$ -
Joseph R. Hirzel, Secretary	Fourth Quarter	$19.75	$17.55	$0.05
Thomas E. Funk, Vice President & CFO
	A copy of Exchange Bancshares, Inc.’s Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, is available at no charge to shareholders upon request to:

	Joseph R. Hirzel, Secretary
	Exchange Bancshares, Inc.
	237 Main Street, P. O. Box 177
	Luckey, OH 43443-0177
	(419) 833-3401

INDEPENDENT AUDITORS	INVESTOR INFORMATION
Clifton Gunderson LLP	Investors, analysts and others seeking financial information may contact:
1400 Edison Plaza, 300 Madison Avenue
Toledo, Ohio 43604	Marion Layman, President & CEO
(419) 244-3711	Thomas E. Funk, Vice President & CFO
	Exchange Bancshares, Inc.
COUNSEL	237 Main Street, P. O. Box 177
Dinsmore & Shohl LLP	Luckey, OH 43443-0177
Attorneys at Law	(419) 833-3401
1900 Chemed Center, 255 East Fifth Street
Cincinnati, Ohio 45202	MARKET MAKER
(513) 977-8200	Sweney Cartwright & Co.
	17 South High Street
TRANSFER AGENT	Columbus, Ohio 43215
Illinois Stock Transfer Company	(614) 228-5391 or (800) 334-7481
209 West Jackson Blvd., Suite 903
Chicago, Illinois 60606
(312) 427-2953 or (800) 757-5755
Fax (312) 427-2879


39